Exhibit 10.15

EXECUTION COPY

PURCHASE AGREEMENT – LATIN AMERICA

between

THE GOODYEAR TIRE & RUBBER COMPANY

and

TITAN TIRE CORPORATION

Dated as of December 13, 2010

Page

ARTICLE 1	DEFINITIONS	2

1.1	Definitions	2

1.2	Definitions Can be Substantive	2

1.3	Definitions Not in Article 1	2

ARTICLE 2	SALE AND TRANSFER OF QUOTAS AND ASSETS	2

2.1	Sale and Transfer of Newco Quotas	2

2.2	Transferred Assets	2

2.3	Excluded Assets	3

2.4	Non-Transferability of Certain Assets	6

ARTICLE 3	LIABILITIES	6

3.1	Assumed Liabilities	6

3.2	Retained Liabilities	7

ARTICLE 4	PURCHASE PRICE	9

4.1	Consideration to be Paid by Buyer	9

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF GOODYEAR	14

5.1	Organization and Existence	14

5.2	Qualification	14

5.3	Corporate Authority	14

5.4	Newco	14

5.5	Financial Statements	15

5.6	Entire Business	15

5.7	Contracts	15

5.8	Taxes	17

5.9	No Breach of Contract; No Violations of Law; No Prior Approval	17

5.10	Litigation	18

5.11	Finders, Brokers and Investment Bankers	18

5.12	Absence of Changes	18

5.13	Compliance with Laws	19

5.14	Employees	20

5.15	Real Property	21

i

(continued)
Page

5.16	Environmental Matters	22

5.17	Permits	23

5.18	Inventory	23

5.19	Product Warranty	23

5.20	Customers	24

5.21	Non-Farm Supply Agreements	24

5.22	Books and Records	24

5.23	Full Disclosure	24

5.24	DISCLAIMER	24

ARTICLE 6	REPRESENTATIONS AND WARRANTIES OF BUYER	25

6.1	Organization and Existence of Buyer	25

6.2	Corporate Authority	25

6.3	No Breach of Contract; No Violations of Law; No Prior Approval	25

6.4	Litigation	25

6.5	Finders, Brokers and Investment Bankers	25

6.6	Financing	25

6.7	Independent Analysis	26

6.8	DISCLAIMER	26

ARTICLE 7	COVENANTS OF BUYER AND GOODYEAR	26

7.1	Operating the LAT Business	26

7.2	Permitted Reorganization	26

7.3	Antitrust Law Filings	27

7.4	Farm Tire Distributors	27

7.5	Access to Information	28

7.6	Disclosure Generally	28

7.7	Public Notices	29

7.8	Taxes	29

7.9	Agreements for Sao Paulo Plant	34

7.10	Administration of Accounts	34

7.11	No Negotiation	35

(continued)
Page

7.12	Aviation Tire Production	35

7.13	Transition Services and other Ancillary Agreements	36

7.14	Environmental Actions	37

7.15	Financial Statements	37

ARTICLE 8	RESTRICTIVE COVENANTS	37

8.1	Noncompetition Agreement	37

8.2	Nonsolicitation	39

8.3	Acknowledgment	40

ARTICLE 9	EMPLOYMENT MATTERS	40

9.1	Key Employees	40

9.2	Sao Paulo Business Employees; Benefits Agreement; Payroll Payment	41

9.3	Severance Arrangements	42

9.4	Claims	43

ARTICLE 10	ENVIRONMENTAL MATTERS	43

10.1	Indemnification for Environmental Costs	43

ARTICLE 11	CONDITIONS PRECEDENT	47

11.1	Conditions Precedent to Goodyear’s Performance	47

11.2	Conditions Precedent to Buyer’s Performance	48

11.3	Waiving Conditions	50

ARTICLE 12	CLOSING	50

12.1	Closing Date	50

12.2	Deliveries by Buyer	50

12.3	Deliveries by Goodyear	51

12.4	Further Assurances	52

ARTICLE 13	SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS	52

13.1	Survival	52

13.2	Representations and Warranties	52

13.3	Covenants and Agreements	53

13.4	Notice of Claim	53

(continued)
Page

ARTICLE 14	GENERAL INDEMNIFICATION	53

14.1	Indemnification of Buyer	53

14.2	Indemnification of Goodyear	53

14.3	Claim; Limitations	53

14.4	Procedures for Claims	55

14.5	Third-Party Claims	55

14.6	Payments and Offsets	56

14.7	Exclusive Remedy	57

ARTICLE 15	GOVERNING LAW; DISPUTE RESOLUTION	57

15.1	Governing Law	57

15.2	Exclusive Jurisdiction	57

15.3	Requirement for Mutual Consultation	57

15.4	Extraordinary Remedies	58

ARTICLE 16	TERMINATION	58

16.1	Termination of Agreement	58

16.2	Effect of Termination	58

ARTICLE 17	MISCELLANEOUS	59

17.1	Notices	59

17.2	Enforcement	61

17.3	Waiver	61

17.4	Captions	61

17.5	Successors and Assigns	61

17.6	Severability	61

17.7	No Third-Party Beneficiaries or Right to Rely	61

17.8	Counterparts	62

17.9	Time of Essence	62

17.10	No Strict Construction	62

17.11	Expenses	62

17.12	Currency/Method of Payment	62

17.13	Miscellaneous	62

(continued)
Page

17.14	Entire Agreement: Amendment	62

v

LIST OF EXHIBITS

Exhibit A                     Colombian Supply Agreement

Exhibit B-1                  Trademark License Agreement (Americas – Goodyear Brand)

Exhibit B-2                  Trademark License Agreement (Americas – Fulda Brand)

Exhibit C                      Farm Patent and Know-How License Agreement

Exhibit D                      Non-Farm Patent and Know-How License Agreement (Brazil)

Exhibit E-1                   Bias OTR Supply Agreement

Exhibit E-2                   Bias Light Truck Supply Agreement

Exhibit E-3                   Bias Medium Truck Supply Agreement

Exhibit E-4                   Sleeves Supply Agreement

Exhibit E-5                   Retread Supply Agreement

Exhibit F                      Equipment Agreement

Exhibit G                      Bailment Agreement (Colombia)

Exhibit H                     Americana Fabric Supply Agreement

Exhibit I                       Protocol

LIST OF SCHEDULES

Schedule A                           Tires Omitted from Sale

Schedule B                           Additional Tires

Schedule C                           Farm Tire Region

Schedule D                           Knowledge Persons

Schedule E                           Goodyear’s Territory

Schedule F                           Key Employees

Schedule 2.2(b)                   Inventory Locations

Schedule 2.2(e)                    Molds, Equipment and Parts

Schedule 2.3(q)                    Excluded Contracts

Schedule 2.3(r)                     Additional Excluded Assets

Schedule 4.2                         Accounting Principles for Inventory Valuation

Schedule 4.3(a)                    Payroll Accounting Illustration

Schedule 4.4                         Equipment and Net Book Value

Schedule 4.6                         Purchase Price Allocation

Schedule 5.1                         Organization and Existence

Schedule 5.4(c)                     Newco Capitalization

Schedule 5.5                          Unaudited Financials

Schedule 5.6                          Entire Business/Condition of Assets

Schedule 5.7(a)                     Material Contracts

Schedule 5.7(b)                     Third Party Contract Consents

Schedule 5.9                           Breach of Contract

Schedule 5.12                        Absence of Changes

Schedule 5.13(a)                    Compliance with Laws

Schedule 5.14(a)                    Key Employees

Schedule 5.14(c)                    Collective Bargaining Agreements

Schedule 5.14(e)                    Key Employee Agreements

Schedule 5.15(a)                    Real Property

Schedule 5.15(c)                    Leased Property

Schedule 5.15(f)                     Flood Hazard Area

Schedule 5.16                         Environmental Matters

Schedule 5.17                         Permits

Schedule 5.19(a)                      Product Warranty

Schedule 5.20                           Customers

Schedule 7.4(a)                        Distributors

Schedule 8.1(a)                        Buyer’s Territory

Schedule 9.2(a)                        Sao Paulo Employees

Schedule 10.1(b)                      Environmental Conditions

Schedule 11.2(f)                       Consents

PURCHASE AGREEMENT – LATIN AMERICA

THIS PURCHASE AGREEMENT is entered into as of December 13, 2010, by and among The Goodyear Tire & Rubber Company, an Ohio corporation (“Goodyear”) and Titan Tire Corporation, an Illinois corporation (“Buyer”).

RECITALS:

A.           Goodyear, either directly or by virtue of its direct or indirect ownership interests in Affiliated Sellers, manufactures, distributes and sells the tires described in Goodyear’s Farm Tire Handbook 2003 (excluding the specific tires set forth on Schedule A) and the additional tires listed on Schedule B (collectively “Farm Tires”) in the countries listed on Schedule C (the “Farm Tire Region”) (such business described in this Recital A, as currently conducted by Goodyear and Affiliated Sellers, the “LAT Business”).

B.           Certain assets related to the LAT Business are owned by Affiliated Sellers;

C.           Buyer, directly and indirectly through Affiliated Buyers, desires to purchase certain quotas of capital stock and assets from Goodyear and Affiliated Sellers relating to the LAT Business, and enter into one or more related supply and licensing agreements with Goodyear and Affiliated Sellers;

D.           In order to accomplish the sale of the quotas of capital stock and assets, the supply of Farm Tires and the licensing of certain trademarks and technology to Buyer and its Affiliates, Goodyear and Buyer will enter into, or will cause Affiliated Sellers and Affiliated Buyers to enter into, the following transactions:

1. Subject to effectiveness of the Permitted Reorganization on the terms described in Section 7.2 hereof, Goodyear will sell, and Buyer or an Affiliated Buyer will purchase, all of the outstanding quotas of capital stock (the “Newco Quotas”) of Goodyear’s wholly-owned subsidiary Titan Pneus do Brasil Ltda., a sociedade empresaria limitada formed under the laws of Brazil (“Newco”), the owner and operator of the tire business at the Belenzinho, Sao Paulo, Brazil facility (the “Sao Paulo Business”) on the Closing Date;

2. Goodyear, on its own or through Affiliated Sellers, will sell to Buyer, and Buyer will purchase from Goodyear, all customer contracts, sales contracts and distributorship agreements, machinery and equipment and inventory primarily related to the LAT Business in the Farm Tire Region that constitute Transferred Assets, as defined herein;

3. Goodyear’s Affiliate will supply certain Farm Tires to Buyer and its Affiliates for sale by Buyer in the Farm Tire Region in accordance with the terms and conditions of the Farm Tire Supply Agreement (Colombia);

4. Goodyear and Buyer will enter into trademark license agreements permitting Buyer to use certain trademarks owned by Goodyear or its Affiliates in the Farm Tire Region (collectively, the “Trademark License Agreements”);

5. Goodyear and Buyer will enter into a patent and know-how license agreement permitting Buyer to use certain of Goodyear’s patented information and know-how that relates exclusively to Farm Tires in connection with the manufacture of Farm Tires in the Farm Tire Region (the “Farm Patent and Know-How License Agreement”) as well as other license agreements contemplated by this Agreement; and

6. Newco will supply certain Non-Farm Tires and tire materials for Goodyear Brazil in accordance with the terms of supply agreements and related patent and know-how agreement.

Therefore, in consideration of the premises, the respective covenants and commitments of the Parties set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1	Definitions. Capitalized terms have the meanings set forth in Appendix A, unless defined elsewhere in this Agreement, and such terms are hereby incorporated as if recited herein.

1.2
Definitions Can be Substantive.  If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it appears only in this Article 1, effect shall be given to it as if it were a substantive provision of this Agreement.

1.3
Definitions Not in Article 1.  Where any term is defined within the context of any particular Section in this Agreement, the term so defined, unless it is clear from the Section in question that the term so defined has limited application to the relevant Section shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this Article 1 or in Appendix A.

ARTICLE 2

SALE AND TRANSFER OF QUOTAS AND ASSETS

2.1
Sale and Transfer of Newco Quotas.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Goodyear shall sell, convey, assign, transfer and deliver to Buyer or an Affiliated Buyer that is organized in the United States, as determined by Buyer, the Newco Quotas, and Buyer or an Affiliated Buyer, as determined by Buyer, shall purchase and acquire from Goodyear the Newco Quotas free and clear of any Lien.  All Contributed Assets will be contributed to Newco in the Permitted Reorganization free and clear of any Lien.

2.2
Transferred Assets.  On the terms and subject to the conditions set forth in this Agreement, in addition to the Newco Quotas transferred in Section 2.1, at the Closing, Goodyear shall sell, convey, transfer, assign and deliver, or shall cause Affiliated Sellers to sell, convey, transfer, assign and deliver, to Buyer or an Affiliated Buyer, and Buyer shall purchase and accept, or cause an Affiliated Buyer to purchase and accept, from

Goodyear, all of Goodyear’s and Affiliated Sellers’ right, title and interest in and to the following assets that are used primarily to conduct the LAT Business as currently operated (collectively, the “Transferred Assets”) in each case free and clear of any Lien:

(a)
all rights and claims under all Contracts with any customer, sales agent, sales representative, franchisee or distributor (including but not limited to the Distributors defined in Section 7.4) for the purchase or sale of Farm Tires in the Farm Tire Region, including those that are included in the Contributed Assets (the “Customer Contracts”);

(b)	all finished good inventories with respect to Farm Tires in the locations listed on the Corresponding Schedule and the finished goods inventories included in the Contributed Assets (the “Inventory”);

(c)
all books, records, files, plans, studies, reports, manuals, handbooks, catalogs, brochures, correspondence and other materials, whether in hard copy, electronic or any other form or media pertaining to sales, farm tire dealers, pricing, costs, financial performance, marketing, advertising, promotions, suppliers, customers, inventory, engineering, manufacturing, business plans and strategies (except any of the above that constitute Intellectual Property, software or the website URL “www.goodyearag.com”) to the extent exclusively relating to the LAT Business or copies thereof if necessary for, but not exclusive to, the LAT Business (collectively, “Books and Records”);

(d)	the right to enter into the Colombian Supply Agreement;

(e)
all molds, tools, dies and other equipment (and replacement and repair parts for the foregoing) used exclusively in the LAT Business and located at facilities owned by Goodyear or an Affiliated Seller, all as described in the Corresponding Schedule, including those that are included in the Contributed Assets (the “Molds, Equipment and Parts”) (such Molds, Equipment and Parts in Colombia will be subject to a Bailment Agreement as described herein);

(f)	Contributed Assets;

(g)
any Tax credits or refunds related to Imposto sobre Circulação de Mercadorias e Serviços (ICMS) or Impostos sobre Produtos Industrializados (IPI), any Taxes levied and paid on the Inventory and all other claims and rights in respect of the foregoing, including those that are included in the Contributed Assets (the “Tax Credits”); and

(h)	all customer relationships related to the LAT Business.

2.3
Excluded Assets.  All assets of Goodyear or an Affiliated Seller that are not included in the assets described in Section 2.2 and are not Contributed Assets shall be retained by Goodyear or an Affiliated Seller and are referred to collectively as “Excluded Assets.”  Excluded Assets shall include (except to the extent such assets constitute Transferred Assets or Contributed Assets):

(a)	all Cash and Accounts Receivable;

(b)	all of the Goodyear Names and Marks (certain rights to which are being granted to Buyer pursuant to the Trademark License Agreements);

(c)
all claims causes of action or rights (i) relating to any of the Excluded Assets or the Retained Liabilities or (ii) under Antitrust Laws to the extent arising or attributable to the period before the Closing, whether or not pending;

(d)	all assets that have been transferred or disposed of by Goodyear or an Affiliated Seller prior to the Closing Date in transactions permitted by this Agreement;

(e)
all assets not owned by Goodyear or an Affiliated Seller as of the Closing, including, without limitation, all raw materials held under consignment agreements or arrangements with Third Parties and all property owned by any Third Party and leased or held by Goodyear or any Affiliated Seller;

(f)
except as provided in Article 9, all rights and obligations under any and all employee benefit plans and private pension plans of Goodyear and each Affiliated Seller, including, without limitation, all assets, records and vendor arrangements associated with any such plan, whether held in trust or otherwise;

(g)	all casualty, liability or other insurance policies owned by or obtained on behalf of Goodyear or any Affiliated Seller and all claims or rights under any such insurance policies;

(h)
any federal, state or local, or any foreign, claim, cause of action, right of recovery or refund with respect to any Tax including, without limitation, income Tax refunds, franchise Tax refunds, duty draw backs on export sales; sales and use Tax refunds; real property Tax refunds; and personal property Tax refunds (except in respect of any refunds of Taxes, in respect of and relating to periods following the Closing) and all other claims and rights in respect of the foregoing;

(i)	all owned real property, all leased real property and any other interest in real property along with all appurtenant rights, easements and privileges appertaining or relating thereto;

(j)	all fixed assets, machinery, equipment, computer hardware, vehicles, tools, dies, repair and replacement parts, furniture and fixtures that are not Molds, Equipment and Parts;

(k)	all of Goodyear’s and each Affiliated Seller’s finished goods, work-in process inventories, raw materials, consumables and supplies that are not Inventory;

(l)
all Intellectual Property, and all (i) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending patent application or applications, (ii) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (iii) national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application, (iv) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions, (v) moral rights (including, without limitation, rights of paternity and integrity), and waivers of such rights by others, (vi) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (vii) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer supplier lists and information, (viii) copies and tangible embodiments of all the foregoing, in whatever form or medium and (ix) rights to obtain and rights to apply for patents, and to register trademarks and copyrights;

(m)	all proprietary software and management information systems;

(n)
all prepaid expenses, advances and deposits of Goodyear and any Affiliated Seller, whether or not related to the LAT Business, and all rights of Goodyear and each Affiliated Seller under or in respect thereof, in each case whether recorded or unrecorded;

(o)
all of the books and records (including all books of account and all supporting vouchers, invoices and other records and materials) of Goodyear and each Affiliated Seller (i) relating to any Taxes of Goodyear or any Affiliated Seller (subject to the rights of Buyer under Section 7.8 hereof), (ii) constituting personnel records, corporate records, articles of incorporation, by-laws, minute books, stock or stock transfer records or other organizational documents or records of Goodyear or any Affiliated Seller, (iii) which Goodyear or any Affiliated Seller is required by Law to retain in its possession or (iv) which are subject to or protected by any privilege from disclosure under applicable Law, provided that Goodyear or such Affiliated Seller shall provide Buyer and each Affiliated Buyer with reasonable access to any such books and records described in (i) - (iii) above that relate to the LAT Business, the Transferred Assets, the Assumed Liabilities or Newco for the purpose of making copies thereof at Buyer’s sole cost and expense;

(p)	all Goodyear Receivables;

(q)
All customer, sales agent, franchisee and distributor Contracts and agreements that are not for the purchase or sale of Farm Tires in the Farm Tire Region, and the Contracts listed on the Corresponding Schedule that are either shared between the Sao Paulo Facility and other units or facilities of Goodyear Brazil or used by Goodyear in administrative or Latin American regional operations that are not being transferred in this transaction (collectively, the “Excluded Contracts”); and

(r)	all assets that are not Transferred Assets or Contributed Assets, including but not limited to, those assets identified on the Corresponding Schedule.

2.4	Non-Transferability of Certain Assets.

(a)
Notwithstanding Section 2.2, if there are assets that are not assignable without the consent of Third Parties (“Non-Transferable Assets”), and these consents are not obtained by the Closing Date, the Non-Transferable Assets will not be assigned without that consent.

(b)
Goodyear shall, and shall cause the Affiliated Sellers to, both before and after Closing, use commercially reasonable efforts to obtain the consent of any Third Parties to the assignment of any Non-Transferable Assets.  In the event (i) the rights and obligations of Goodyear or an Affiliated Seller, as applicable, under a Non-Transferable Assets are expressly not assignable, or (ii) Goodyear or the applicable Affiliated Seller has not obtained the necessary consents to assignment from all parties to a Non-Transferable Asset prior to the Closing Date, Buyer or an Affiliated Buyer, as determined by Buyer, shall fulfill the obligations under such Non-Transferable Asset accruing after the Closing for and on behalf of Goodyear or the Affiliated Seller, as applicable, but for the account of Buyer, and Goodyear or the Affiliated Seller will cooperate with Buyer in any reasonable arrangements designed to provide for Buyer the benefits under such Non-Transferable Asset accruing after Closing, including (x) the enforcement for the benefit and at the reasonable expense of Buyer of any rights comparable to the rights previously enjoyed by Goodyear or the Affiliated Seller in connection with such Non-Transferable Asset and (y) payment over to Buyer of all monies collected by or paid to Goodyear or the Affiliated Seller in respect of a Non-Transferable Asset due after the Closing, to the extent due in respect of, and in respect of obligations accruing during, the period after the Closing.

ARTICLE 3

LIABILITIES

3.1
Assumed Liabilities.  On the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall assume, or shall cause an Affiliated Buyer to assume, only the following liabilities and obligations of Goodyear and the Affiliated Sellers in respect of the LAT Business and the Sao Paulo Business (collectively, the “Assumed Liabilities”):

(a)
all liabilities and obligations that arise, relate or accrue from Buyer’s, Affiliated Buyer’s or Newco’s ownership or operation of the LAT Business and the Sao Paulo Business and the use of the Transferred Assets and Contributed Assets on or after the Closing;

(b)
all product liability claims and obligations arising from or relating to any products manufactured or sold by Buyer or any of its Affiliates on or after the Closing (other than any such product manufactured by Goodyear on or before the Closing);

(c)	any liabilities or obligations expressly retained by Buyer or its Affiliates in connection with products manufactured by certain Affiliated Sellers for Buyer under any Related Agreement;

(d)
any obligations and liabilities in respect of returns, recalls, retrofits and warranty and adjustment claims relating to any products manufactured, sold or distributed by Buyer or its Affiliates after the Closing Date (other than any such product manufactured by Goodyear on or before the Closing) and all Actions related to such products;

(e)
any recalls by a Third Party of a product of that Third Party that utilizes a product sold, distributed or otherwise placed in the stream of commerce by Buyer or its Affiliates after the Closing (other than any such product manufactured by Goodyear on or before the Closing), or manufactured by Buyer or its Affiliates after the Closing;

(f)	all liabilities and obligations in respect of the Sao Paulo Contracts and Customer Contracts that arise, accrue or relate to the period following Closing;

(g)
all obligations and liabilities for Taxes, to the extent expressly set forth in Section 7.8; and all obligations and liabilities for Taxes of Newco other than those Taxes included in Retained Liabilities pursuant to Section 3.2(g);

(h)	all liabilities and obligations expressly assumed by Buyer under Article 9 (Employment Matters) and 10 (Environmental Matters); and

(i)	the Contributed Liabilities.

3.2
Retained Liabilities.  Notwithstanding Section 3.1, at the Closing, Goodyear and Affiliated Sellers shall retain and timely pay and discharge all liabilities of Goodyear and Affiliated Sellers other than the Assumed Liabilities, it being expressly agreed by the Parties that any and all liabilities described in this Section 3.2 are excluded from the Assumed Liabilities, including but not limited to the following (collectively, the “Retained Liabilities”):

(a)
all liabilities and obligations of Goodyear and Affiliated Sellers related to the Excluded Assets, and all liabilities and obligations that arise, relate or accrue from Goodyear’s or Affiliated Sellers’ ownership or operation of the LAT Business and the Sao Paulo Business and the use of the Transferred Assets and Contributed Assets before the Closing except as set forth on the balance sheet for the Permitted Reorganization or as set forth in Section 3.1;

(b)
all liabilities, and obligations of whatsoever nature (including, but not limited to, those of a tax, social security, labor, commercial, civil, contractual and environmental nature) related to assets or businesses of Goodyear that are not acquired by Buyer pursuant to this Agreement that arise, accrue or relate to the period before or after the Closing Date including all liabilities and obligations that are charged against Newco as legal successor to Goodyear Brazil;

(c)	all product liability claims and obligations arising from or relating to any products manufactured or sold by Goodyear including product liability claims relating to Inventory;

(d)	all liabilities and obligations, including all product liability claims, that arise, relate or accrue from any aircraft tires;

(e)	any liabilities or obligations expressly retained by Goodyear or its Affiliates in connection with products manufactured by certain Affiliated Buyers for Goodyear under any Related Agreement;

(f)	all Accounts Payable, to the extent accrued or existing prior to the Closing Date;

(g)
(i) any Tax liabilities for taxable periods ending on or prior to the Closing Date or for Pre-Closing Periods other than Tax liabilities for which Newco is legally responsible and (ii) any Tax liabilities for which Newco is legally responsible that concern taxable periods ending on or prior to the Closing Date or for Pre-Closing Periods, but only to the extent that the aggregate amount of all such Tax liabilities described in this Section 3.2(g) exceeds the Tax liability amount included or reflected on the balance sheet of Newco as of the Closing Date (such amount, the “Tax Liability Amount”).

(h)	any of Goodyear’s or its Affiliates’ liabilities and obligations under Retention Agreements with employees;

(i)
any of Goodyear’s or Affiliated Seller’s obligations and liabilities arising out of or relating to any Action to which Goodyear or an Affiliated Seller is a party pending as of the Closing, including any Action related to Taxes;

(j)
any of Goodyear’s or Affiliated Seller’s obligations and liabilities for the borrowing of money or issuance of any note, bond, indenture, loan, credit agreement or other evidence of indebtedness other than as set forth in the balance sheet for the Permitted Reorganization;

(k)	any obligations and liabilities in respect of returns, recalls, retrofits and warranty and adjustment claims relating to any products manufactured, sold or distributed by Goodyear or an Affiliated Seller prior to the Closing Date (including Inventory) and all Actions related to such products;

(l)
any recalls by a Third Party of a product of that Third Party that utilizes a product sold, distributed or otherwise placed in the stream of commerce by Goodyear or its Affiliates, or manufactured by Goodyear or its Affiliates prior to the Closing;

(m)	all Goodyear Payables;

(n)	all liabilities and obligations expressly assumed or retained by Goodyear under Section 7.8 (Taxes), Section 7.12 (Aviation Tire Production) and Article 9 (Employment Matters); and

(o)	any of Goodyear’s or Affiliated Seller’s obligations and liabilities under the Related Agreements.

ARTICLE 4

PURCHASE PRICE

4.1
Consideration to be Paid by Buyer.  As consideration for the sale, transfer and assignment of the Newco Quotas and the Transferred Assets, including but not limited to the right to enter into the Supply Agreement, and for the Non-Competition Covenants, Buyer shall (a) pay to Goodyear, on behalf of itself and Affiliated Sellers, the purchase price as defined and determined in Section 4.5 (the “Purchase Price”) and (b) assume the Assumed Liabilities.  At the Closing, Buyer shall pay $99,600,000, subject to the adjustment contemplated by Section 4.4(a) (the “Preliminary Purchase Price”), by wire transfer in immediately available funds to a bank account or accounts designated by Goodyear.  The Parties acknowledge and agree that the Purchase Price payable hereunder includes payment in full by Buyer for a prepaid royalty (the “Prepaid Royalty”), in an amount equal to $42,000,000.

4.2
Inventory Adjustment.  The Preliminary Purchase Price includes an estimated value of Inventory, Works-In-Process and Raw Materials (collectively, the “Combined Inventory”) calculated in accordance with the Accounting Principles for Inventory Valuation set forth on Schedule 4.2 of $13,300,000.  The inventory adjustment to the Preliminary Purchase Price shall be determined as follows:

(a)
As soon as practicable, but in no event later than sixty (60) days following the Closing Date, Buyer shall prepare a calculation of the value of the Combined Inventory as of the Closing Date in accordance with the Accounting Principles for Inventory Valuation (the “Closing Combined Inventory Value”).

(b)
Buyer shall deliver a written statement of the Closing Combined Inventory Value (the “Closing Combined Inventory Value Statement”) to Goodyear promptly after it has been prepared.  After receipt of the Closing Combined Inventory Value Statement, Goodyear shall have sixty (60) days to review the Closing Combined Inventory Value Statement.  Goodyear and its authorized representatives shall have reasonable access during normal business hours to all relevant books and records, facilities and employees of Buyer or Affiliated Buyers, and Buyer shall cooperate, and shall cause Affiliated Buyers to cooperate, with Goodyear and Goodyear’s representatives’ reasonable requests with respect to their review of the Closing Combined Inventory Value Statement.  Unless Goodyear delivers written notice to Buyer on or prior to the sixtieth (60th) day after Goodyear’s receipt of the Closing Combined Inventory Value Statement specifying in reasonable detail the amount, nature and basis of all disputed items, Goodyear shall be deemed to have accepted and agreed to the calculation of the Closing Combined Inventory Value.  If Goodyear timely notifies Buyer of its objection to the calculation of the Closing Combined Inventory Value, Goodyear and Buyer shall, following such notice attempt to resolve their differences pursuant to Section 15.3 within the period set forth in Section 15.3 (the “Resolution Period”).  Any resolution by the Parties as to any disputed amounts shall be final, binding and conclusive.

(c)
If, at the conclusion of the Resolution Period, there are any amounts remaining in dispute, then such amounts remaining in dispute shall be resolved in the following manner:  (i) Goodyear shall, at its expense, select its representative accounting firm (“Goodyear’s Representative”) and Buyer, at its expense, shall select its representative accounting firm (“Buyer’s Representative”) within ten (10) days after the expiration of the Resolution Period.  Within ten (10) days thereafter, Goodyear’s Representative and Buyer’s Representative shall select one other person from an accounting firm who shall act as a neutral arbitrator (the “Neutral Auditor”) who shall resolve any and all amounts remaining in dispute.  The fees and disbursements of the Neutral Auditor shall be allocated between Goodyear and the Buyer in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Neutral Auditor that is unsuccessfully disputed by each Party (as finally determined by the Neutral Auditor) bears to the total amount of such remaining disputed items so submitted.  The Neutral Auditor shall act as an arbitrator to determine, based solely on the provisions of this Section 4.2, including Schedule 4.2 and the presentations by Goodyear and Buyer, and not by independent review, only those issues still in dispute.  The Neutral Auditor’s determination shall be made within thirty (30) days of his or her selection, shall be set forth in a written statement delivered to Goodyear and Buyer and shall be deemed a final, binding and conclusive arbitration award.  A judgment of a court of competent jurisdiction may be entered upon the Neutral Auditor’s determination.  The term “Final Closing Inventory Value” shall mean the definitive Closing Combined Inventory Value agreed to (or deemed to be agreed to) by Buyer and Goodyear in accordance with Section 4.2(b) or resulting from the determinations made by the Neutral Auditor in accordance with this Section 4.2(c) (in addition to those items theretofore agreed to by Goodyear and Buyer).

(d)
If the amount of the Final Closing Inventory Value is not less than $12,800,000 nor more than $13,800,000, there shall be no adjustment to the Preliminary Purchase Price for Closing Combined Inventory.  The Preliminary Purchase Price shall be (i) increased dollar for dollar to the extent that the amount of the Final

Closing Inventory Value exceeds $13,800,000, or (ii) decreased dollar for dollar to the extent that the amount of the Final Closing Inventory Value is less than $12,800,000.

4.3	Payroll Adjustment.

(a)
The balance sheet attached to the Protocol as Exhibit I includes an estimated value of the payroll accruals and the prepaid accounts and receivables that correspond to such payroll accruals as described in Section 9.2(c).  The amounts set forth on that balance sheet will be updated at Closing and calculated in accordance with Brazilian Generally Accepted Accounting Principles.  As set forth in Section 9.2(c), Goodyear will pay to Buyer such net amount in the Payroll Payment at Closing.  Schedule 4.3(a) sets forth the line items included in the Payroll Payment and provides an example of the amounts, calculated in accordance with Brazilian Generally Accepted Accounting Principles, as of September 30, 2010.

(b)
As soon as practicable, but in no event later than sixty (60) days following the Closing Date, Buyer shall prepare a calculation of the value of the payroll accruals and the prepaid accounts and receivables that correspond to such payroll accruals in accordance with Brazilian Generally Accepted Accounting Principles for the line items listed on Schedule 4.3(a)(the “Closing Payroll Value”).

(c)
Buyer shall deliver a written statement of the Closing Payroll Value (the “Closing Payroll Value Statement”) to Goodyear promptly after it has been prepared.  After receipt of the Closing Payroll Value Statement, Goodyear shall have sixty (60) days to review the Closing Payroll Value Statement.  Goodyear and its authorized representatives shall have reasonable access during normal business hours to all relevant books and records, facilities and employees of Buyer or Affiliated Buyers, and Buyer shall cooperate, and shall cause Affiliated Buyers to cooperate, with Goodyear and Goodyear’s representatives’ reasonable requests with respect to their review of the Closing Payroll Value Statement.  Unless Goodyear delivers written notice to Buyer on or prior to the sixtieth (60th) day after Goodyear’s receipt of the Closing Payroll Value Statement specifying in reasonable detail the amount, nature and basis of all disputed items, Goodyear shall be deemed to have accepted and agreed to the calculation of the Closing Payroll Value.  If Goodyear timely notifies Buyer of its objection to the calculation of the Closing Payroll Value, Goodyear and Buyer shall, following such notice attempt to resolve their differences pursuant to Section 15.3 within the Resolution Period.  Any resolution by the Parties as to any disputed amounts shall be final, binding and conclusive.

(d)
If, at the conclusion of the Resolution Period, there are any amounts remaining in dispute, then such amounts remaining in dispute shall be resolved in the manner set forth in Section 4.2(c).  The term “Final Payroll Value” shall mean the definitive Closing Payroll Value agreed to (or deemed to be agreed to) by Buyer and Goodyear in accordance with Section 4.3(c) or resulting from the determinations made by the Neutral Auditor in accordance with Section 4.2(c) (in addition to those items theretofore agreed to by Goodyear and Buyer).

(e)
The Preliminary Purchase Price shall be (i) increased dollar for dollar to the extent that the amount of the Final Payroll Value exceeds the Payroll Payment, or (ii) decreased dollar for dollar to the extent that the amount of the Final Payroll Value is less than the Payroll Payment.

4.4           Equipment Designation.

(a)
A preliminary list of the Molds, Equipment and Parts located in the Sao Paulo Facility proposed to transfer to Buyer on the Closing Date, together with their net book value, is set forth on Schedule 4.4.  Prior to the Closing Date, Goodyear and Buyer shall conduct a physical count and inspection of the Molds, Equipment and Parts and verify that each item set forth on Schedule 4.4 is used in the manufacture of Farm Tires.  Following completion of the physical count, inspection and verification, Goodyear and Buyer shall update Schedule 4.4 as of the Closing Date to remove from Schedule 4.4 the Molds, Equipment and Parts that are not used in the manufacture of Farm Tires.  The Preliminary Purchased Price shall be decreased dollar for dollar by the aggregate net book value of the Molds, Equipment and Parts that are removed from Schedule 4.4 by mutual agreement of the Parties.  Goodyear’s and Buyer’s approval of a revised Schedule 4.4 as of the Closing Date and the adjustment to the Preliminary Purchase Price under this Section 4.4 shall be a condition precedent to such Party’s obligation to consummate the transactions contemplated by this Agreement under Article 11.  In the event that Goodyear and Buyer fail to agree on a revised Schedule 4.4 as of the Closing Date or the related adjustment to the Preliminary Purchase Price, Goodyear and Buyer may elect to waive the condition precedent and proceed with the Closing, in which case Buyer and Goodyear shall follow the procedures set forth in Section 4.4(b) through Section 4.4(e).

(b)
In the event that Goodyear and Buyer fail to agree on a revised Schedule 4.4 as of the Closing Date or the related adjustment to the Preliminary Purchase Price, as soon as practicable, but in no event later than sixty (60) days following the Closing Date, Buyer shall designate in writing to Goodyear any such Molds, Equipment and Parts that Buyer believes are not used in the manufacture of farm tires (the “Designation Notice”) and deliver such Designation Notice to Goodyear.  By designating Molds, Equipment and Parts on the Designation Notice, Buyer shall be deemed to designate to Goodyear those Molds, Equipment and Parts that should not have been included in the Business Assets and to adjust the Preliminary Purchase Price accordingly.  Buyer may elect to maintain within Schedule 4.4 such Molds, Equipment and Parts that has zero net book value.

(c)
After receipt of the Designation Notice, Goodyear shall have sixty (60) days to review the Designation Notice.  Goodyear and its authorized representatives shall have reasonable access during normal business hours to all relevant books and records, facilities and employees of Buyer or Affiliated Buyers, and Buyer shall cooperate, and shall cause Affiliated Buyers to cooperate, with Goodyear and

Goodyear’s representatives’ reasonable requests with respect to their review of the Designation Notice.  Unless Goodyear delivers written notice to Buyer on or prior to the sixtieth (60th) day after Goodyear’s receipt of the Designation Notice specifying in reasonable detail the amount, nature and basis of all disputed items, Goodyear shall be deemed to have accepted and agreed to the exclusion from the Business Assets of the Molds, Equipment and Parts designated in the Designation Notice.  If Goodyear timely notifies Buyer of its objection to the Molds, Equipment and Parts designated in the Designation Notice, Goodyear and Buyer shall, following such notice attempt to resolve their differences pursuant to Section 15.3 within the Resolution Period.  Any resolution by the Parties as to any disputed amounts shall be final, binding and conclusive.

(d)
If, at the conclusion of the Resolution Period, there are any Molds, Equipment and Parts remaining in dispute, then such dispute shall be resolved in the manner set forth in Section 4.2(c).  The term “Final Equipment Value” shall mean the net book value, as set forth on a revised Schedule 4.4, of the total Molds, Equipment and Parts agreed to (or deemed to be agreed to) by Buyer and Goodyear in accordance with Section 4.4(c) or resulting from the determinations made by the Neutral Auditor in accordance with Section 4.2(c) (in addition to those items theretofore agreed to by Goodyear and Buyer).

(e)
The Preliminary Purchase Price shall be decreased dollar for dollar to the extent that the amount of the Final Equipment Value is less than the value of the Molds, Equipment and Parts set forth on Schedule 4.4.

4.5	Determination of Purchase Price.

(a)
Any adjustments to the Preliminary Purchase Price made under Article 4 shall bear interest from the Closing Date through the date of payment at the rate of interest publicly announced by Citibank, N.A., in New York, New York, from time to time as its prime rate, for the period from the Closing Date to the date of such payment.  Any adjustments to the Preliminary Purchase Price made pursuant to this Article 4 shall be paid by wire transfer of immediately available funds to the account specified by Goodyear, if Goodyear is owed payment, or by Buyer, if Buyer is owed payment, within five (5) Business Days after  the Purchase Price is agreed to by Buyer and Goodyear or any remaining disputed items are ultimately determined by the Neutral Auditor.  The Preliminary Purchase Price as adjusted pursuant to this Article 4 is referred to herein as the “Purchase Price.”

(b)	All amounts due to Goodyear pursuant to this Agreement shall be paid by Buyer or Titan International, Inc. and no other Affiliate of Buyer.

(c)
All amounts other than in US Dollars to be determined pursuant to Sections 4.2 through 4.5 shall be converted from other currencies into US Dollars applying the relevant exchange rate as published in the New York Times on the Closing Date.

4.6	Purchase Price Allocation. The sum of the Purchase Price and the Assumed Liabilities shall be allocated as set forth on the Corresponding Schedule. Buyer and Goodyear shall agree on the Form 8594, where applicable, under Section 1060 of the Tax Code relating to this transaction based on this agreed allocation.  Buyer and Goodyear agree to file such form, and such other documents as may be required in respect of such allocation by any Taxing Authority, with each relevant Taxing Authority.  Buyer and Goodyear each agree to file all income, franchise and other Tax Returns, and execute such other documents as may be required by any Taxing Authority, in a manner consistent with the agreed allocation and such Form and to refrain from taking any position inconsistent with such form or agreed allocation with any Taxing Authority unless otherwise required by applicable Law; provided, however, that the amounts set forth on the Corresponding Schedule shall be adjusted to reflect any differences between the Preliminary Purchase Price and the Purchase Price with respect to the particular jurisdiction for which the allocation has been adjusted.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF GOODYEAR

Except as set forth in the Corresponding Schedules, Goodyear represents and warrants to Buyer that the statements contained in this Article 5 are true and complete as of the date of this Agreement and as of the Closing Date:

5.1
Organization and Existence.  Goodyear and each Affiliated Seller is duly organized, validly existing and in good standing (or its equivalent under applicable Law) under the Laws of the jurisdiction of its formation and has full power and authority to carry on the LAT Business as now conducted by it, except as set forth in the Corresponding Schedule.

5.2
Qualification.  Goodyear and each Affiliated Seller is duly qualified to do business in all jurisdictions where the nature of the Transferred Assets owned by it, or the conduct of the LAT Business conducted by it, requires it to be qualified.

5.3
Corporate Authority.  Goodyear has taken all corporate actions needed to execute, deliver and consummate this Agreement and the Related Agreements, and each Affiliate of Goodyear has taken all corporate actions needed to execute, deliver and consummate any Related Agreement to which it is a party.  This Agreement and the Related Agreements constitute legal, valid and binding obligations of Goodyear and its Affiliates (to the extent it is a party to this Agreement or a Related Agreement), except as applicable bankruptcy, insolvency, reorganization or similar laws relating to enforcement of creditors’ rights and remedies or other equitable principles limit enforceability.

5.4	Newco.

(a)
Newco is duly organized, validly existing and in good standing under the Laws of Brazil, and as of the Closing Date will have full power and authority to carry on the Sao Paulo Business as conducted by it on that date.

(b)
Newco is duly qualified to do business in all jurisdictions where the nature of the Contributed Assets and the properties owned, leased or operated by it or the conduct of the Sao Paulo Business conducted by it, requires it to be qualified.

Prior to the consummation of the Permitted Reorganization, Newco had no operations nor executed any agreements, and it held no assets, liabilities or obligations.

(c)
The capitalization of Newco is set forth on the Corresponding Schedule.  All issued and outstanding Newco Quotas have been duly authorized, validly issued, and nonassessable.  Upon completion of the Permitted Reorganization, the Newco Quotas will be fully paid.  Except for the Newco Quotas, there are no quotas of capital stock or other equity securities of Newco outstanding.  There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Newco is a party or which are binding upon Newco providing for the issuance, disposition or acquisition of any quotas of capital stock of Newco.

5.5
Financial Statements.  Goodyear has provided to Buyer an unaudited Statement of Revenue, Costs of Goods Sold and Direct Expenses for the years ended December 31, 2009, 2008 and 2007, for the LAT Business (the “Unaudited Financials”) attached to the Corresponding Schedule.  The Unaudited Financials have been prepared in accordance with the books of account and other financial records of Goodyear and present fairly, in all material respects, the revenues, costs and expenses of the LAT Business for the years ended December 31, 2009, 2008 and 2007.

5.6
Entire Business.  Assuming Buyer (or one or more of its Affiliates) has the ability to provide to the LAT Business and the Sao Paulo Business, through a Related Agreement or otherwise, all services currently provided to the LAT Business by Goodyear or one of its Affiliates set forth in the Corresponding Schedule, the Business Assets are, together with the rights under this Agreement and the Related Agreements, all assets necessary to conduct the LAT Business immediately following Closing in all material respects as currently conducted.  Except as reflected in the Unaudited Financials or on the Corresponding Schedule, the Transferred Assets and the Contributed Assets are in good working and serviceable condition.

5.7	Contracts.

(a)
The Corresponding Schedule lists the following types of Contracts in effect as of the date of this Agreement primarily related to the conduct of the LAT Business or the Business Assets or primarily used to operate the Sao Paulo Business excluding all Excluded Contracts (collectively, “Material Contracts”):

i.	any Customer Contract (or group of Customer Contracts with the same customer) under which payments to or by Goodyear or an Affiliated Seller in any calendar year exceed $100,000;

ii.	any Sao Paulo Contract (or group of Sao Paulo Contracts that are part of the same transaction or are with the same party) that involves aggregate annual consideration in excess of $100,000;

iii.	any Sao Paulo Contract (or group of Sao Paulo Contracts that are part of the same transaction or are with the same party) for the purchase or sale of raw materials, commodities, supplies or products, or for the furnishing or receipt of any services that involves aggregate annual consideration in excess of $100,000;

iv.	any collective bargaining, labor or union agreement for the Sao Paulo Facility;

v.	any Contract that requires the LAT Business to deal exclusively with the counterparty or that limits the ability of the LAT Business to compete in any product or geographic market;

vi.	any Customer Contract or Sao Paulo Contract consummated or entered into outside the ordinary course of business or the performance of which extends over a period of more than one year;

vii.
any Sao Paulo Contract (or group of Sao Paulo Contracts that are part of the same transaction or are with the same party) for the lease of any real or personal property involving annual lease payments in excess of $100,000 per year; and

viii.
any Sao Paulo Contract (or group of Sao Paulo Contracts that are part of the same transaction or are with the same party) providing for capital expenditures after the date hereof in excess of $100,000.

(b)
True and complete copies of each written Material Contract (including any amendments, supplements or modifications thereto) have been disclosed and made available to Buyer.  There are no oral Material Contracts.  The Corresponding Schedule identifies those Material Contracts whose assignment or transfer requires the consent of a Third Party or Governmental Authority.

(c)
Each Customer Contract and Sao Paulo Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms as to Goodyear, the Affiliated Seller or Newco party thereto, and to Goodyear’s Knowledge, the other parties to each Customer Contract and Sao Paulo Contract, subject only to bankruptcy, reorganization, receivership and other laws affecting creditors’ rights generally and to general principals of equity, whether invoked in a proceeding in equity or at Law.

(d)
Neither Goodyear nor Newco, nor, to Goodyear’s Knowledge, any other party, is in material breach or material default of any material obligation under any of the Customer Contracts or Sao Paulo Contracts, and to Goodyear’s Knowledge, no event has occurred that, with the passage of time or the giving of notice or both, would constitute a breach or default under any of the Customer Contracts or Sao Paulo Contracts or would permit modification, acceleration or termination of any Customer Contracts or Sao Paulo Contracts or result in the creation of any Lien on any of the Business Assets.

5.8	Taxes.

(a)
Goodyear and each Affiliated Seller has timely filed all Tax Returns required to be filed by it on or before the date hereof with respect to Taxes relating specifically to the Sao Paulo Business, the LAT Business, the Business Assets or the employees of the Sao Paulo Business or the LAT Business for each period ending on or before the date hereof.  All such Tax Returns were correct and complete and were prepared in substantial compliance with all applicable Laws.  All Taxes shown as due on such Tax Returns have been or will be timely paid.  There is no unassessed Tax deficiency proposed in a writing delivered to Goodyear or any Affiliated Seller or, to Goodyear’s Knowledge, threatened against any Goodyear or any Affiliated Seller relating specifically to the Sao Paulo Business, the LAT Business, the Business Assets or the employees of the Sao Paulo Business or the LAT Business, nor is any Action pending or, to Goodyear’s Knowledge, threatened by any Governmental Authority for assessment, reassessment or collection of any Taxes relating to the Sao Paulo Business, the LAT Business, the Business Assets or the employees of the Sao Paulo Business or the LAT Business.

(b)
Newco has timely filed all Tax Returns required to be filed by it on or before the date hereof with respect to Taxes relating to the Sao Paulo Business for each period ending on or before the date hereof.  All such Tax Returns were true and correct in all material respects and were prepared in substantial compliance with all applicable Laws.

(c)	All Taxes shown as due on such Tax Returns have been or will be timely paid.

(d)
There is no unassessed Tax deficiency proposed in a writing delivered to Newco or, to Goodyear’s Knowledge, threatened against Newco relating to the Sao Paulo Business, nor is any Action pending or, to Goodyear’s Knowledge, threatened by any Governmental Authority for assessment, reassessment or collection of any Taxes relating to Newco.

(e)
Newco currently is treated as a disregarded entity for United States federal and state income tax purposes.   Goodyear has not filed, and will not file, any election to treat Newco as a corporation for United States federal income tax purposes.

5.9
No Breach of Contract; No Violations of Law; No Prior Approval.  Assuming the expiration or early termination of the applicable waiting period or the authorization required by Antitrust Law, the execution, delivery and performance of this Agreement or any Related Agreement will not:

(a)	except as set forth in the Corresponding Schedule, be a material breach of or a default under or result in a right of notice, termination or acceleration under:

i.	the applicable governing documents of Goodyear, any Affiliated Seller or Newco;

ii.	any Material Contract; or

iii.	any Law applicable to Goodyear, any Affiliated Seller or Newco;

(b)	create a Lien upon any of the Business Assets or the Newco Quotas;

(c)	require any consent, approval or authorization of any Third Party under any Material Contract; or

(d)
require a filing with or permit from any Governmental Authority, except any filing required by Antitrust Law and the filing of the amendment to the Articles of Association of Newco approving the transfer of Newco Quotas to Buyer or any Affiliated Buyer with the Board of Trade of the State of Sao Paulo, or any filing that would not reasonably be expected to result in a Material Adverse Change.

5.10	Litigation.

(a)	There is no pending or, to Goodyear’s Knowledge, threatened Proceeding specifically relating to the LAT Business or any of the Business Assets.

(b)
There is no existing or, to Goodyear’s Knowledge, threatened order, judgment or decree of any Governmental Authority or arbitrator that specifically applies to the LAT Business, the Business Assets or the Newco Quotas and would prevent, delay, inhibit or interfere with the ordinary operation of the LAT Business or the use of the Business Assets under ordinary circumstances.

(c)
There is no pending, or to Goodyear’s Knowledge, threatened Proceeding against Goodyear that challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any of the Related Agreements.

5.11
Finders, Brokers and Investment Bankers.  Morgan Stanley & Co. Incorporated is the only broker or investment banker acting on behalf of Goodyear in connection with the transactions contemplated by this Agreement.  Except for Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Goodyear in accordance with Section 17.11, no other broker or investment banker has the right to receive any commission or finder’s fee in connection with the transactions contemplated by this Agreement.

5.12	Absence of Changes. Since December 31, 2009 and except as set forth in the Corresponding Schedule:

(a)
Goodyear, the Affiliated Sellers and Newco have conducted the LAT Business in the ordinary course consistent with past practice and have not sold, leased or transferred tangible or intangible assets used primarily in the LAT Business except in the ordinary course consistent with past practice;

(b)	there has been no Material Adverse Change;

(c)
there has been no increase made or agreed to in the compensation or other remuneration or rate thereof payable or to become payable by Goodyear, Newco or any Affiliated Sellers to the Employees, including but not limited to base compensation, bonus, profit sharing, incentive, severance or other plan, Contract or commitment except such increases that relate to compensation adjustments made in the ordinary course of the LAT Business and Sao Paulo Business and consistent with past practices;

(d)	there has been no uninsured loss, damage or destruction of any Business Assets (whether or not covered by insurance) that individually or in the aggregate exceed $50,000;

(e)
there have been no Liens imposed upon or attached to the Newco Quotas, and, other than Liens that do not individually or in the aggregate exceed $250,000, imposed upon or attached to the Business Assets;

(f)	there have been no breaches of or terminations of a Material Contract;

(g)	there has been no commitment to any labor organization with respect to the Sao Paulo Business;

(h)	there has been no changes in the customary methods of operation of the LAT Business, including, without limitation, policies and practices related to Inventory;

(i)
Goodyear, Affiliated Sellers and Newco have not sold, leased, subleased, licensed, transferred or otherwise disposed of Business Assets which individually or in the aggregate have a value in excess of $100,000, other than Inventory in the ordinary course of business and in connection with the Permitted Reorganization;

(j)
no party (including Third Parties, Goodyear, Affiliated Sellers and Newco) has terminated or canceled any Material Contract to which Goodyear, Affiliated Sellers or Newco is a party or by which any of them are bound; and

(k)
there has been no agreement by Goodyear, any Affiliated Seller or Newco to take any actions listed in this Section 5.12 except, in each case, as contemplated or permitted by this Agreement or any Related Agreements.

5.13	Compliance with Laws.

(a)
Except as set forth in the Corresponding Schedule, Goodyear, each Affiliated Seller and Newco have complied with all applicable Laws of each Governmental Authority in connection with the ownership and operation of the LAT Business, the Newco Quotas and the Business Assets.

(b)	To Goodyear’s Knowledge, all written claims made by Goodyear or its Affiliates for Farm Tires manufactured or sold in the LAT Business are substantiated as required by applicable Law, and to Goodyear’s Knowledge, no advertising for Farm Tires violates the rights of publicity or privacy of any Third Party.

(c)
None of Goodyear, any Affiliated Sellers, nor Newco have received any written notice from any Governmental Authority of any violation specifically related to the ownership of the Business Assets or operation of the LAT Business.

5.14	Employees.

(a)
Goodyear has provided to Buyer on the Corresponding Schedule the information listed below for each of the Key Employees.  Goodyear has provided a copy of any agreement between Goodyear, Affiliated Sellers or Newco and any of the Employees to Buyer.

i.	job classification or title;

ii.	location;

iii.	base compensation;

iv.	2009 bonus compensation, if any; and

v.	hire date.

(b)
Goodyear, Affiliated Sellers or Newco, as applicable, shall pay each Employee his salary or wages earned through the Closing Date (including, without limitation and except as set forth on the balance sheet in connection with the Permitted Reorganization, any other sums, benefits, retention bonuses or other bonuses payable by Goodyear, Affiliated Sellers or Newco) and those liabilities shall be Retained Liabilities.

(c)
Except as set forth in the Corresponding Schedule, no Employee is covered by any collective bargaining agreement between Goodyear, any Affiliated Seller or  Newco and any labor organization.  Goodyear has made available to Buyer complete and correct copies of the current collective bargaining agreements related to the Employees, all of which are listed in the Corresponding Schedule.  No labor strike, work stoppage, slowdown or other labor dispute has occurred in the Sao Paulo Facility since January 1, 2005, and none is underway or, to the Knowledge of Goodyear or any Affiliated Seller, threatened.

(d)	The Goodyear Affiliate that employs an Employee is in compliance with all applicable Laws and collective bargaining agreements of any type regarding employment practices with respect to such Employee.

(e)
Except as provided on the Corresponding Schedule, the consummation of the transactions contemplated by this Agreement will not entitle any current or former employee of the Sao Paulo Business or any Key Employee to any additional payment, accelerate the time of payment or vesting, or increase the amount of compensation due any Sao Paulo Employee or Key Employee.

5.15	Real Property.

(a)
A legal description of each parcel of real property owned by Goodyear Brazil, or by Newco after the filing of the relevant documents before the Real Estate Registry, and used primarily to conduct the Sao Paulo Business (the “Real Property”) is set forth on the Corresponding Schedule.  Except for the part of the Real Property that has been certified as a historical site by the municipal authorities (“tombamento”), Goodyear Brazil has, and upon the filing of the relevant documents before the Real Estate Registry, Newco will have, good title to the Real Property free and clear of all Liens.

(b)	There are no pending or, to Goodyear’s Knowledge, threatened condemnation, expropriation or eminent domain proceedings involving the Real Property.

(c)
The Real Property constitutes all of the real property used primarily in connection with the operation of the Sao Paulo Business.  Except as disclosed in the Corresponding Schedule, neither Goodyear nor Newco has leased or otherwise granted to any Person the right to use or occupy the Real Property or any portion thereof.  All structures, buildings, fixtures and building systems installed at the Real Property are in satisfactory condition and repair adequate for the operation of the Sao Paulo Business as presently conducted.  All water, gas, oil, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property are in satisfactory operational condition and sufficient for regular operation of the Sao Paulo Business as presently conducted.  To Goodyear’s Knowledge, there are no structural deficiencies or latent defects affecting any of the improvements on the Real Property, which would, individually or in the aggregate, interfere in any material respect with the use and occupancy of the Real Property and improvements thereon or the operation of the Sao Paulo Business.

(d)
Except for the municipal permit (“ALUF”), the Real Property is in compliance with all applicable building, zoning, subdivision, and other land use Laws.  No party (including Goodyear, an Affiliated Seller and Newco) has received any notice of any material violation of any Law in connection with the use of the Real Property.

(e)
The current use and occupancy of the Real Property and the operation of the Sao Paulo Business do not violate any easement, covenant, condition or restriction in any instrument of record or, to Goodyear’s Knowledge, other unrecorded agreement affecting the Real Property.  No party (including Goodyear, an Affiliated Seller or Newco) has received any notice of any material violation of any such easement, covenant, condition or restriction in any instrument of record or other unrecorded agreement.

(f)	Except as disclosed on the Corresponding Schedule, no portion of the Real Property is located in a flood hazard area.

5.16	Environmental Matters. Except as disclosed on the Corresponding Schedule:

(a)	the operations of the Sao Paulo Business are, and for the past five (5) years have been, in compliance with Environmental Laws, including compliance with all required Permits;

(b)
there is no pending or, to the Knowledge of Goodyear, anticipated change in any Environmental Law that will materially impair the use and ownership of the Real Property or any portion thereof in the continued operation of the Sao Paulo Business as currently conducted thereon;

(c)
there has not been a release or threatened release of Hazardous Substance on the Real Property, or at any other location in connection with operation of the Sao Paulo Business prior to the Closing Date, in amounts or under circumstances that could reasonably be expected to result in cleanup obligations or other liabilities under Environmental Laws;

(d)
neither Goodyear, Newco nor any Affiliated Seller has in connection with the Sao Paulo Business treated, stored, disposed of, arranged for or permitted the disposal of, transported handled or released any substance, including without limitation any Hazardous Substance, exposed any Employee or other individual to any substance or condition, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including but not limited to any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages, fines, penalties or attorney fees, or injunctive relief, pursuant to any Environmental Laws;

(e)
neither Goodyear, Newco nor any Affiliated Seller has, in connection with the operation of the Sao Paulo Business, either expressly or by operation of Law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental Laws;

(f)
no judicial, administrative or Third Party Claims under Environmental Laws that remain unresolved have been asserted in writing or, to the Knowledge of Goodyear, threatened against Goodyear, any Affiliated Seller or Newco in connection with the Sao Paulo Business; and

(g)
Goodyear has made available to Buyer all documents in its direct or indirect possession or control relating to environmental conditions on the Real Property or otherwise relating to liabilities of the Sao Paulo Business under Environmental Laws.

It is understood and agreed that the representations and warranties in Section 5.16 are the only representations and warranties by Goodyear in this Agreement relating to environmental matters.

5.17	Permits. Except as set forth in the Corresponding Schedule:

(a)
Goodyear, each Affiliated Seller, and, as of the Closing Date, Newco have and are in compliance with all Permits that are required to own the Business Assets and to conduct the LAT Business as presently conducted in the ordinary course of business;

(b)	Each Permit is valid and in full force and effect; and

(c)	None of Goodyear, any Affiliated Seller nor Newco has received any written notice that any Permit will be suspended, restricted, withdrawn or terminated.

5.18	Inventory.

(a)
Except as reflected in the Unaudited Financials, the Combined Inventory consists of products that are of a quality and quantity usable and, in respect to the Inventory, saleable in the ordinary course of business, and none of the Inventory is obsolete or damaged, except for obsolete items that have been written off or down to net realized value.

(b)	The Combined Inventory is free and clear of all Liens.

(c)	The amounts at which the Combined Inventory has been valued are in accordance with Schedule 4.2.

(d)	Goodyear has consistently used the average cost method of accounting for the Combined Inventory, which average cost method has been disclosed to Buyer.

5.19	Product Warranty.

(a)
True and complete copies of Goodyear’s and each Affiliated Seller’s warranty agreements with Farm Tire customers as currently used by the LAT Business, if any, and Goodyear’s and each Affiliated Seller’s standard terms and conditions of sale as currently used by the LAT Business, if any (containing standard guaranty, warranty, and indemnity provisions) in respect of the Inventory (including finished goods Farm Tire inventory that is included in Contributed Assets) have been listed on the Corresponding Schedule and provided to Buyer.

(b)
The Inventory (including finished good Farm Tire inventory that is included in Contributed Assets) is not subject to any material guaranty, warranty or other indemnity (except as implied by applicable Law) beyond the applicable warranty agreement or the standard terms and conditions of sale described herein.

5.20
Customers.  The Corresponding Schedule sets forth the names of the twenty most significant customers (by revenue, including percentages of total revenues) of the LAT Business for each of the fiscal quarters for the trailing twelve (12) month period ending on the last full calendar quarter prior to the date of this Agreement.  Goodyear has no Knowledge that any customer of the LAT Business listed on the Corresponding Schedule will cease to purchase Farm Tires or substantially reduce its purchases following the Closing.  The Corresponding Schedule described herein shall be updated prior to Closing to provide such information for each of the fiscal quarters for the trailing twelve (12) month period ending on the last full fiscal quarter prior to the Closing Date.

5.21
Non-Farm Supply Agreements.  Assuming Buyer (or one or more of its Affiliates) has the ability to provide to the Sao Paulo Business, through a Related Agreement or otherwise, all services currently provided to the Sao Paulo Business by Goodyear or one of its Affiliates set forth in Schedule 5.6, the Contributed Assets are, together with the rights under this Agreement and the Related Agreements, all assets necessary for Buyer to manufacture products or provide services in accordance with the Non-Farm Supply Agreements immediately following Closing.

5.22
Books and Records.  The books of account and other financial records of Goodyear, the Affiliated Sellers and Newco relating to the LAT Business are complete and correct in all material respects and represent actual, bona fide transactions.  Such books and records have been maintained in accordance with sound business practices.

5.23
Full Disclosure.  No representation or warranty of Goodyear, any Affiliated Seller or Newco contained in this Agreement or in any Corresponding Schedule contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading.  All Corresponding Schedules required by this Agreement have been provided to Buyer.

5.24
DISCLAIMER.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY GOODYEAR IN THIS AGREEMENT, GOODYEAR HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  BUYER ACKNOWLEDGES THAT IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, IT HAS RELIED SOLELY ON THE REPRESENTATIONS AND WARRANTIES MADE IN ARTICLE 5.  IN NO EVENT WILL GOODYEAR BE LIABLE FOR REPRESENTATIONS OR WARRANTIES, IF ANY, MADE BY ANY INDIVIDUAL ON HIS OR HER OWN BEHALF AND NOT AS A REPRESENTATIVE OF GOODYEAR.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to Goodyear:

6.1	Organization and Existence of Buyer. Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation.

6.2
Corporate Authority.  Buyer has taken all corporate actions needed to execute, deliver and consummate this Agreement and the Related Agreements.  This Agreement and the Related Agreements constitute the legal, valid and binding obligations of Buyer, except as applicable bankruptcy, insolvency, reorganization or similar laws relating to enforcement of creditors’ rights and remedies or other equitable principles limit enforceability.

6.3
No Breach of Contract; No Violations of Law; No Prior Approval.  Assuming the expiration or early termination of the applicable waiting period or the authorization required by Antitrust Law, the execution, delivery and performance of this Agreement or any Related Agreement will not:

(a)	be a breach of or a default under:

i.	Buyer’s applicable governing documents;

ii.	any agreement or instrument to which Buyer is a party, other than breaches or defaults that would not reasonably be expected to result in a Buyer Material Adverse Change;

iii.	any Law applicable to Buyer; or

(b)	require a filing with or Permit from any Governmental Authority, except any filings or Permits the failure to make or obtain that would not be a Buyer Material Adverse Change.

6.4
Litigation.  There is no pending, or to Buyer’s Knowledge, threatened Proceeding relating to Buyer that challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any of the Related Agreements.

6.5
Finders, Brokers and Investment Bankers.  No finder, broker or investment banker has acted on behalf of Buyer in connection with the transactions contemplated by this Agreement or has the right to receive any commission or finder’s fee.

6.6
Financing.  Buyer has sufficient funds available to it to pay to Goodyear the Purchase Price and to otherwise satisfy all of its obligations that will be due at Closing under this Agreement and the Related Agreements.

6.7
Independent Analysis.  Buyer acknowledges and agrees that except as expressly set forth in this Agreement or the Related Agreements, no Seller has made any representation or warranty upon which Buyer is relying with respect to the Newco Quotas, the Contributed Assets, the Transferred Assets, the Assumed Liabilities or otherwise.  Buyer has performed, and will perform, and is purchasing the Newco Quotas, the Contributed Assets, and Transferred Assets and assuming the Assumed Liabilities based only (except in respect of the representations and warranties of Goodyear expressly set forth herein) upon, its own due diligence and investigations with respect to the LAT Business, the Newco Quotas, the Contributed Assets, the Transferred Assets and the Assumed Liabilities and has formed its own conclusions regarding the condition (financial and otherwise), value, property, liabilities, contracts, contingencies, prospects, risks and other incidents thereof.

6.8
DISCLAIMER.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY BUYER IN THIS AGREEMENT, BUYER HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT.  GOODYEAR ACKNOWLEDGES THAT, IN DETERMINING TO PROCEED WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, GOODYEAR HAS RELIED SOLELY ON THE REPRESENTATIONS AND WARRANTIES MADE IN ARTICLE 6.

ARTICLE 7

COVENANTS OF BUYER AND GOODYEAR

7.1
Operating the LAT Business.  Except as set forth in Section 7.2 or as otherwise consented to in writing by Buyer, during the period from the date of this Agreement until the Closing Date, Goodyear shall cause Newco and the Affiliated Sellers to conduct the operations of the LAT Business in the ordinary course and shall not take any action of the type represented not to have occurred in Section 5.12.  Goodyear and Affiliated Sellers are permitted to use Cash of the LAT Business to pay dividends or distributions, repay loans, or other payments to Goodyear’s Affiliates.

7.2
Permitted Reorganization.  Immediately prior to Closing, Goodyear shall cause Goodyear Brazil to prepare and execute the documents related to the Permitted Reorganization on the terms set forth in the Protocol and Justification for Partial Spin-Off, substantially in the form attached as Exhibit I (the “Protocol”), and otherwise on terms and conditions consistent with the Protocol including adjustments required to update the balance sheet and appendices, all of which shall be subject to Buyer’s acceptance, as determined in its reasonable discretion.  Goodyear shall be responsible for all out-of-pocket expenses arising out of or related to the Permitted Reorganization unless otherwise provided in this Agreement.  In the event of any inconsistency between the terms of the Protocol and the terms of this Agreement, the terms of this Agreement shall control.  Goodyear shall indemnify Buyer, Newco and any Affiliated Buyer, to the fullest extent permitted by Law, for any Losses incurred by the foregoing that are caused by any inconsistency between (a) the Protocol and this Agreement or (b) the Permitted Reorganization and the transactions contemplated by this Agreement.

7.3	Antitrust Law Filings.

(a)
In connection with the transactions contemplated by this Agreement, Goodyear and Buyer shall prepare and file any filings required or advisable under any Antitrust Laws (“Antitrust Filings”) within a mutually agreed and reasonable period after this Agreement is signed, in accordance with applicable requirements of Law.

(b)
Goodyear and Buyer shall use reasonable best efforts to obtain an early termination of any applicable waiting period under the Antitrust Filings and to resolve any objections asserted by any Antitrust Authority regarding the transactions contemplated by this Agreement.

(c)	Goodyear and Buyer shall:

i.	supply the other with any information needed to make the Antitrust Filings;

ii.	notify the other promptly if they receive comments in connection with the Antitrust Filings, including requests for amendments or supplements to the Antitrust Filings;

iii.	supply the other with copies of all correspondence with a government official about the transactions contemplated by this Agreement or the Antitrust Filings;

iv.	respond as promptly as practicable to inquiries or requests made by a governmental authority relating to the transactions contemplated by this Agreement or the Antitrust Filings;

v.	cause all documents that it files to comply in all material respects with all applicable requirements of Law; and

vi.	promptly inform the other if an event occurs that requires an amendment or supplement to the Antitrust Filings and cooperate with each other in filing the amendment or supplement.

(d)
Each of Goodyear and Buyer shall pay one half of all filing fees required in connection with the Antitrust Filings or other filings.  Each of Buyer and Goodyear will pay its own attorneys’ fees and other costs and expenses incurred in the preparation of the Antitrust Filings or other filings.

7.4	Farm Tire Distributors.

(a)
Goodyear and Affiliated Sellers have established relationships to sell tires with the mark of Goodyear, including Farm Tires, to the distributors listed on the Corresponding Schedule (the “Distributors”) and have provided Buyer with copies of any agreements evidencing such relationships.  The Parties agree that it is in their best interest for Buyer to continue the distributor relationship for Farm Tires with the mark of Goodyear or one of its Affiliates (“Goodyear-Branded Farm Tires”).

(b)
Buyer and its Affiliates shall use commercially reasonable efforts to continue to sell Goodyear-Branded Farm Tires to each of the Distributors and enter into an arrangement that is similar to the arrangement between Goodyear or its Affiliate and such Distributor with each Distributor to continue the sale of Goodyear-Branded Farm Tires through such Distributor.  Goodyear shall cooperate with and assist Buyer in connection with establishing the Distributor arrangements.  The Corresponding Schedule of Distributors may be amended from time to time by Goodyear on the basis of objective criteria defined by Goodyear.

7.5
Access to Information.  On the terms and subject to the conditions set forth in the Confidentiality Agreement, between the date of this Agreement and the Closing Date, Goodyear will, and will cause its Affiliated Sellers and Newco to, on reasonable notice and during ordinary business hours, subject to the requirements of applicable Law, including, without limitation, all applicable Antitrust Laws:

(a)
give to Buyer and its authorized representatives reasonable access to all Books and Records, plants, offices and other facilities and properties of Goodyear, such Affiliated Seller or Newco, respectively, to the extent related to the Sao Paulo Business, Business Assets or the Assumed Liabilities, including, without limitation, such Books and Records as Buyer or its representatives may reasonably request in connection with Buyer’s compliance with applicable Laws in connection with the consummation of the transactions contemplated hereby;

(b)	permit Buyer to make such inspections thereof as Buyer may reasonably request; and

(c)
cause its officers, employees and advisors with knowledge of the LAT Business, the Sao Paulo Business and the Business Assets to furnish Buyer with such financial and operating data and other information with respect to the LAT Business, the Sao Paulo Business and the Business Assets as Buyer may from time to time reasonably request.  Any such inspection or investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the LAT Business, the Sao Paulo Business or the Business Assets.

7.6
Disclosure Generally.  The Corresponding Schedules were deemed completed by the Parties as of 5:00 p.m. E.T. on December 10, 2010.  The representations and warranties set forth in this Agreement, to the extent qualified by matters set forth in any

Corresponding Schedule, shall not be qualified by any information disclosed to Buyer in the course of Buyer’s due diligence investigation after such date and time.  To the extent that any disclosure made after such date and time causes Goodyear to breach any of its representations and warranties set forth in this Agreement, such breach shall be subject to the indemnification provisions in Article 13.  Any disclosure made by Goodyear after such date and time shall not be deemed to qualify any of the representations and warranties that serve as a condition to Buyer’s obligation to close the transactions contemplated by this Agreement under Section 11.2(a).

7.7	Public Notices. Subject to the terms of, and in addition to the requirements imposed by, the Confidentiality Agreement, the Parties shall:

(a)
issue, on the date hereof, a joint press release in the form previously agreed upon by the Parties, to the exclusion of any other press release or written public statement in respect of the execution of this Agreement;

(b)	consult with each other prior to issuing any other press release or any written public statement with respect to this Agreement or any of the Related Agreements or the contemplated transactions, and

(c)
not issue any such press release or written public statement prior to review and approval by the other Party; provided, however, that prior review and approval shall not be required if (i) in the reasonable judgment of the Party seeking to issue such release or public statement, prior review and approval would prevent the timely dissemination of such release or announcement in violation of any applicable Law or any rule, regulation or policy of any securities exchange on which the securities of such Party are traded and (ii) the Party seeking to issue such press release or public statement provides notice of the content and proposed timing thereof to the other Party, as promptly as practicable.

7.8	Taxes. References to the Goodyear and the Buyer, for purposes of this Section 7.8, shall also be deemed to include, where appropriate, Affiliates of Goodyear and Buyer, respectively.

(a)	Newco and Sao Paulo Business Taxes.

i.
Pre-Closing Property Taxes.  Real and personal property and other similar Taxes and fees (including penalties and interest thereon) relating to the Sao Paulo Business for which Newco is legally responsible concerning taxable periods ending on or prior to the Closing Date or Pre-Closing Periods shall be the responsibility of Buyer, but only to the extent provided in Section 7.8(a)(iv), and such Taxes otherwise shall be the responsibility of the Goodyear.

ii.
Pre-Closing and Split Period Income Taxes. Income Taxes, Taxes on gross receipts, franchise Taxes and Taxes based on net worth (including penalties and interest thereon) (collectively, “Income Taxes”) of Newco for which Newco is legally responsible concerning taxable periods ending on or prior to the Closing Date shall be the responsibility of Buyer, but only to the extent provided in Section 7.8(a)(iv), and such Taxes otherwise shall be the responsibility of Goodyear.  With regard to Income Taxes for which Newco is legally responsible concerning Pre-Closing Periods or Split Tax Periods, Goodyear and Buyer shall mutually agree on an estimated amount for all such Taxes (the “Agreed Pre-Closing Period Income Tax Liability Amount”).  The Agreed Pre-Closing Period Income Tax Liability Amount will be included in the balance sheet for Newco in connection with the Permitted Reorganization.  Goodyear shall be solely responsible for the Income Taxes for all Pre-Closing Periods to the extent such taxes exceed the Agreed Pre-Closing Period Income Tax Liability Amount included in the balance sheet.  For purposes of this Section 7.8(a)(ii), any such Income Taxes or other Taxes incurred in a Split Tax Period will be allocated between the Pre-Closing Period and Post-Closing Period on a “closing of the books” basis as if the tax period ended on the close of business on the Closing Date.

iii.
Pre-Closing Other Taxes.  Taxes not otherwise described in Sections 7.8(a)(i) and (a)(ii) (including penalties and interest thereon) relating to the Sao Paulo Business for which Newco is legally responsible concerning taxable periods ending on or prior to the Closing Date or Pre-Closing Periods shall be the responsibility of Buyer, but only to the extent provided in Section 7.8(a)(iv), and such Taxes otherwise shall be the responsibility of Goodyear.

iv.
Limitation on Buyer’s Liability for Certain Pre-Closing Taxes.  Notwithstanding any other provision of this Agreement to the contrary, Buyer shall be responsible for Taxes pursuant to Sections 7.8(a)(i)- (a)(iii) only to the extent of the Tax Liability Amount.  If the aggregate amount of such Taxes exceeds the Tax Liability Amount, Goodyear shall be responsible for such excess.  If, on the other hand, the Tax Liability Amount exceeds the total Taxes paid by Buyer during the 12-month period following the Closing Date pursuant to Sections 7.8(a)(i)-(a)(iii), Buyer shall pay such excess to Goodyear; provided, however, that Goodyear shall then be solely responsible for the payment of any Taxes pursuant to Sections 7.8(a)(i)-(a)(iii) to the extent that the aggregate amount of such Taxes exceeds the amount equal to the Tax Liability Amount less the amount that Buyer paid to Goodyear pursuant to this Section 7.8(a)(iv).

v.
Brazil Withholding Taxes.  With regard to any Brazil withholding Taxes attributable to the sale of the Newco Quotas, Buyer shall withhold from the purchase price only the amount of tax corresponding to the net gain.  For purposes of this Section 7.8(a)(v), “net gain” shall be the excess of the sales price allocable to the Newco Quotas over the cost of acquisition of the Newco Quotas as registered before the Brazil Central Bank after giving effect to the Permitted Reorganization.

(b)	Transferred Assets Taxes.

i.
Transfer Taxes.  All transfer, documentary, direct or indirect real estate conveyance, land transfer, sales, use, value-added, stamp, registration, mortgage recording, deed of trust recording and other similar taxes and fees (including any type of penalty, fine and interest thereon), and any expenses relating to the filing of Tax Returns with respect thereto, incurred as a result of the purchase and sale of the Transferred Assets (such Taxes and expenses, “Transfer Taxes”) shall be paid one-half by Buyer and one-half by Goodyear; provided, however, such equal sharing of the liability for Transfer Taxes shall not apply to any Transfer Taxes paid to the extent the payor receives a Tax credit which is reasonably expected to be used within twenty-four (24) months of the Closing, in which case the payor shall be solely responsible for such Transfer Taxes.  The party legally obligated to pay any Transfer Taxes shall pay such Transfer Taxes to the Taxing Authorities, and no later than two (2) Business Days prior to the due date for payment of such Transfer Taxes, the other party will pay to the paying party its one-half share of such Transfer Taxes.  If Buyer breaches the proviso set forth in Section 7.8(a)(v) or Section 8.3(c), Buyer shall be responsible for all withholding Taxes resulting from a breach of Section 8.3(c), and with respect to a breach of Section 7.8(a)(v), Buyer shall be responsible for all withholding Taxes in excess of the withholding Tax amount that would have been payable corresponding to the net gain.

ii.
Pre-Closing Property Taxes.  Personal property and other similar Taxes and fees (including penalties and interest thereon) relating to the Transferred Assets for which Goodyear or an Affiliated Seller is legally responsible concerning taxable periods ending on or prior to the Closing Date or Pre-Closing Periods shall be the sole responsibility of Goodyear or an Affiliated Seller, as the case may be.  Buyer shall notify Goodyear in writing of any such Taxes that Buyer pays on behalf of Goodyear or an Affiliated Seller.  No later than ten (10) Business Days after receipt of the notice, Goodyear shall pay to Buyer an amount equal to the portion of Taxes attributable to the Pre-Closing Period or taxable period ending on or prior to the Closing Date (as determined under Section 7.8(c)(i)).

iii.
Pre-Closing Income Taxes.  Income Taxes relating to the Transferred Assets for which Goodyear or an Affiliated Seller is legally responsible concerning taxable periods ending on or prior to the Closing Date or for Pre-Closing Periods shall be the sole responsibility of Goodyear or an Affiliated Seller, as the case may be.

iv.
Pre-Closing Other Taxes.  Taxes not otherwise described in Sections 7.8(b)(i)-(b)(iii) (including penalties and interest thereon) relating to the Transferred Assets for which Goodyear or an Affiliated Seller is legally responsible concerning taxable periods ending on or prior to the Closing

Date or Pre-Closing Periods shall be the sole responsibility of Goodyear or an Affiliated Seller, as the case may be.

(c)	Post-Closing Taxes.

i.
Post-Closing Property Taxes.  Real and personal property and other similar Taxes and fees (including penalties and interest thereon) relating to the Sao Paulo Business or the Transferred Assets for taxable periods beginning after the Closing Date or for Post-Closing Periods shall be the sole responsibility of Buyer.  For purposes of Section 7.8(c), any such Taxes payable with respect to a Split Tax Period will be pro-rated between the Pre-Closing Period and the corresponding Post-Closing Period based on the number of days in each such Period.

ii.
Income Taxes for Taxable Periods Beginning after the Closing Date.  Income Taxes relating to the Sao Paulo Business or the Transferred Assets for taxable periods beginning after the Closing Date or for Post-Closing Periods shall be the sole responsibility of Buyer.

iii.
Post-Closing Other Taxes.  Taxes not otherwise described in Sections 7.8(c)(i)-(c)(ii) (including penalties and interest thereon) relating to the Sao Paulo Business or Transferred Assets for taxable periods beginning after the Closing Date or for Post-Closing Periods shall be the sole responsibility of Buyer.

(d)	Filing of Tax Returns and Cooperation.

i.
Newco Tax Returns.  In the case of Tax Returns for Newco, Buyer shall be responsible for preparing (on a basis consistent with previously filed Tax Returns, except as required by applicable law) and timely filing (A) all Tax Returns for periods beginning after the Closing Date and for the Split Period and (B) all Tax Returns for taxable periods ending on or prior to the Closing Date that are due to be filed after Closing (giving effect to any lawful extension for filing).  Buyer shall pay any Tax liability due with such Tax Returns.  No later than five (5) Business Days prior to the due date for the payment of any Taxes with respect to any Tax Return for a taxable period ending on or before the Closing Date or a Pre-Closing Period (giving effect to any extension) that Newco is legally required to file, Goodyear shall pay Buyer an amount equal to the portion of the Taxes attributable to the taxable period ending on or before the Closing Date or the Pre- Closing Period, as determined pursuant to Sections 7.8(b)(iii), except to the extent that such Taxes are included in the calculation of the Tax Liability Amount.

ii.
Tax Returns related to the Transferred Assets.  Goodyear shall be responsible for preparing (on a basis consistent with previously filed Tax Returns, except as required by applicable law) and timely filing all Tax

Returns for taxable periods ending on or prior to the Closing Date and for Split Tax Periods that Goodyear or an Affiliated Seller is legally required to file.  Goodyear shall pay any Tax liability due with such Tax Returns.

iii.
Tax Liabilities in Excess of $100,000.  With regard to Tax Returns described in Section 7.8(d) prepared by Goodyear for Split Tax Periods or by Buyer and reflecting a Tax liability in excess of $100,000, the party preparing such Tax Return shall use its reasonable best efforts to provide such Tax Return to the other party for review and comment at least ten (10) Business Days prior to the due date for such Tax Return (including extensions of time to file).  If a dispute arises concerning any Tax Return described in Section 7.8(d), Buyer and Goodyear shall cooperate in good faith to resolve such dispute as promptly as possible.  If the dispute is not resolved within thirty (30) days, either party may invoke the dispute resolution procedure set forth Article 15, provided that nothing herein shall prevent the relevant party from filing the Tax Return on the due date for such Tax Return.

iv.
Cooperation and Payment.  Buyer and Goodyear shall each cooperate in the preparation and timely filing of, and if necessary, join in the execution of, Tax Returns concerning the Sao Paulo Business or the Transferred Assets.  Buyer and Goodyear shall cooperate with each other and take any action reasonably requested by the other party in order to minimize Taxes and fees, including assisting the other party (A) in filing a claim for a Tax refund, (B) in responding to an inquiry by a Taxing Authority, or (C) in defending or litigating a Tax matter relating to the Sao Paulo Business or the Transferred Assets.

(e)
Right to Control Defense of Tax Disputes.  If a Taxing Authority asserts a Tax deficiency concerning the Sao Paulo Business or the Transferred Assets, a party  learning of such Tax deficiency shall promptly notify the other party of such Tax deficiency; provided, however, no failure or delay by the party learning of such Tax deficiency to provide notice shall reduce or otherwise affect the obligation of the notified party hereunder except to the extent such notified party is actually prejudiced thereby.  In a case of a Tax deficiency for which Goodyear has an indemnification obligation under Section 14.1, Goodyear shall have the right to defend against such Tax deficiency (at the administrative stage and, if necessary, in litigation) and Buyer shall take any and all action reasonably necessary to permit Goodyear to defend against such Tax deficiency, including granting a power of attorney to Goodyear or Goodyear’s designee.  Notwithstanding the foregoing, if at any time that the amount in dispute in any Split Tax Period that is allocable to a Post-Closing Period, measured by giving effect to any interest, penalty, addition to tax or other amount that may be imposed by any Governmental Authority, is greater than the amount in dispute that is allocable to a Pre-Closing Period, Buyer, and not Goodyear, shall have the right to assume control of the defense of such Tax deficiency.  In addition, notwithstanding the second sentence of this subsection (e), if at any time that the amount in dispute in any taxable period ending on or before the Closing Date or any Pre-Closing Period, measured by giving effect to any interest, penalty, addition to tax or other amount that may be imposed by any Governmental Authority, exceeds 200% of the amount for which Goodyear is obligated to indemnify the Buyer Indemnified parties with respect to such amount, Buyer, and not Goodyear, shall have the right to assume control of the defense of such Tax deficiency.  In a case where a Tax deficiency concerns a taxable period beginning after the Closing Date or a Post-Closing Period, Buyer shall have the right to defend against such Tax deficiency (at the administrative stage and, if necessary, in litigation) and Goodyear shall take any and all action necessary to permit Buyer to defend against such Tax deficiency, including granting a power of attorney to Buyer or Buyer’s designee.  A party may not settle a Tax dispute described herein without the written consent of the other party if the settlement would result in adverse Tax consequences to such other party.

(f)
Tax Treatment of Payments.  Tax refunds or credits received by Goodyear or Buyer but belonging to the other party, shall be remitted to the other party within seven (7) days of receipt of such refund or credit.  Tax refunds or credits related to taxable periods (or portions thereof) ending on or before the Closing Date shall belong to Goodyear including, for this purpose, tax refunds or credits in taxable periods ending after the Closing Date that arise as an ancillary result of adjustments to items of income, gain, loss, or deduction in taxable periods (or portions thereof) ending on or before the Closing Date.  All other tax refunds or credits belong to Buyer.

7.9
Agreements for Sao Paulo Plant.  Goodyear and its Affiliates are parties to the Plant Services Agreement and the Supply Agreement, both dated as of July 31, 2007 (collectively, the “EPD Agreements”), with Veyance Technologies, Inc. and its Affiliates (“Veyance”).  The EPD Agreements provide for the supply of certain products and services in the Sao Paulo Business facility, a portion of which facility is leased to Veyance.  Goodyear and Buyer agree to use their reasonable best efforts and to negotiate in good faith to:

(a)
Cause Buyer and Veyance to enter into a new supply agreement and plant services agreement for products and services in the Sao Paulo facility, thereby relieving Goodyear and its Affiliates of all obligations related  to the Sao Paulo facility in the EPD Agreements so long as Buyer and Newco are not required to bear cost in excess of those currently borne by Goodyear under the EPD Agreements; and

(b)
Cause Goodyear and Veyance to amend and restate the EPD Agreements or enter into new agreements, removing all obligations and requirements of Goodyear and its Affiliates related to the Sao Paulo facility so long as Buyer and Newco bear no cost or burden in such agreements.

7.10	Administration of Accounts.

(a)
All payments and reimbursements made by any Third Party in the name of or to Goodyear or any Affiliated Seller that are received after the Closing, to the extent in connection with or arising out of the Business Assets or the Assumed Liabilities, shall be held by such Person in trust for the benefit of Buyer and, immediately upon receipt by such Person of any such payment or reimbursement, such Person shall pay over to Buyer the amount of such payment or reimbursement without right of set-off; provided, however, that nothing herein is intended to or shall confer any right or interest to Buyer in or to any Excluded Asset or any payment or reimbursement related thereto.

(b)
All payments and reimbursements made by any Third Party in the name of or to Buyer, Newco or an Affiliated Buyer that are received after the Closing, to the extent in connection with or arising out of Excluded Assets or the Retained Liabilities, shall be held by such Person in trust for the benefit of Goodyear and, immediately upon receipt by such Person of any such payment or reimbursement, such Person shall pay over to Goodyear the amount of such payment or reimbursement without right of set-off provided, however, that nothing herein is intended to or shall confer any right or interest to Goodyear in or to any Business Assets or any payment or reimbursement related thereto.

(c)
If Buyer pays any of the Retained Liabilities, then Goodyear shall reimburse the amount of such payment to Buyer within thirty (30) days of receipt of a demand for reimbursement, together with corresponding documentation of such payment.

(d)
If Goodyear pays any of the Assumed Liabilities, then Buyer shall reimburse the amount of such payment to Goodyear within thirty (30) days of receipt by Buyer of a demand for reimbursement, together with corresponding documentation of such payment.

7.11
No Negotiation.  From the date of this Agreement through the Closing or the earlier termination of this Agreement as provided in Section 16.1, Goodyear shall not, and shall cause each Affiliated Seller not to, directly or indirectly through any officer, shareholder, director, employee, agent, Affiliate or otherwise, enter into any agreement, agreement in principle or other commitment (whether or not legally binding) relating to any business combination with, recapitalization of, or acquisition or purchase of all or any significant portion of the LAT Business or the Business Assets, or any equity interest in Newco, or relating to any other similar transaction (a “Competing Transaction”), or solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any Competing Transaction, or participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise assist or participate in, any effort or attempt by any other Person to effect a Competing Transaction.  Goodyear shall immediately cease any and all negotiations regarding any Competing Transaction.

7.12
Aviation Tire Production.  Buyer understands and agrees that Goodyear Brazil, through a branch establishment, shall continue to manufacture aviation tires in a leased portion of the Sao Paulo Facility, and the parties agree that Buyer shall provide certain services related to such tire production.  In the period between the date of this Agreement and Closing, the parties agree to cooperate, negotiate in good faith and use commercially reasonable efforts for the following:

(a)
Goodyear shall take the appropriate legal, tax and regulatory steps to establish a branch of Goodyear Brazil at the Sao Paulo Facility, and Buyer understands and agrees that such steps may include physical changes to the Sao Paulo Facility and regulatory inspections.  Goodyear and Buyer shall work together to accomplish these requirements.  Goodyear shall be solely responsible for all costs and expenses incurred for any physical changes made to the Sao Paulo Facility, or any other costs or expenses incurred by Buyer, to facilitate the establishment of a branch of Goodyear Brazil at the Sao Paulo Facility.

(b)
Goodyear and Buyer shall enter into an agreement pursuant to which Goodyear Brazil aviation employees shall have access to certain areas of the Sao Paulo Facility and Goodyear Brazil shall lease, for a fee which fully compensates Buyer for all direct and indirect costs attributable to and allocated to such space (as determined by mutual agreement of the parties), the square footage currently dedicated to new aviation tire production and aviation retread, as well as additional areas if required to store raw materials and products in accordance with the requirements of a branch operation.

(c)
Goodyear and Buyer shall enter into a service agreement pursuant to which Buyer shall provide limited services to Goodyear.  Goodyear Brazil shall provide the raw materials necessary to perform such services and shall take the work-in-process back into its possession upon completion of such service.

(d)
Titan and Goodyear will cooperate and respond to requirements and inquiries of ANAC related to the services provided by Titan, the establishment of the branch or any other matters required to maintain Goodyear Brazil’s ANAC certification.

(e)
Titan and Goodyear shall enter into any other side agreements, including a plant services agreement, as necessary to complete the establishment of a branch and the production of aviation tires in the Sao Paulo Facility by Goodyear Brazil.

(f)
All agreements contemplated by this Section 7.12 shall provide that Goodyear shall bear any and all direct and indirect costs and responsibility associated with aviation activities in the Sao Paulo Facility including, without limitation, all space utilized for such activities.

7.13
Transition Services and other Ancillary Agreements.  In the period between the date of this Agreement and Closing, Goodyear and Buyer shall negotiate in good faith and agree upon the scope, terms and conditions of transition services (including, but not limited to, AS400, email and other business operating systems and IT support by Goodyear as currently provided to the Sao Paulo Business by Goodyear for a monthly fee of One Hundred Thousand Dollars ($100,000) and on other terms and conditions that are mutually acceptable to the Parties, provided that such services shall be provided for as long as any Non-Farm Supply Agreement is in effect), sales agent, field service and software license agreements related to the operation of the São Paulo Business and the LAT Business after Closing (collectively, the “Ancillary Agreements”), which Ancillary Agreements shall be entered into by the parties at Closing.

7.14
Environmental Actions.  Prior to the Closing Date, Goodyear shall (a) provide Buyer with certification that the Sao Paulo Facility does not use the shallow unconsolidated aquifer under the Sao Paulo Facility for human consumption, animal consumption or any agricultural use and (b) flush sediments from the sewer line in which elevated metals concentrations were identified in the Baseline Environmental Site Assessment (Sample SS-01).  The sewer flushing shall be conducted at Goodyear’s sole cost and expense.  Goodyear’s completion of the foregoing actions shall not be deemed to relieve Goodyear of its indemnification obligations for the matters described in this Section under Article 10 of this Agreement.

7.15
Financial Statements.  Goodyear covenants to provide to Buyer within forty-five (45) days after Closing the audited special purpose financials and related report and supporting documentation for the LAT Business for the years ended December 31, 2008, 2009 and 2010 as well as any unaudited special purpose financials, as applicable, for the LAT Business for the time periods necessary for Buyer to comply with its SEC filing obligations under Form 8-K.

ARTICLE 8

RESTRICTIVE COVENANTS

8.1	Noncompetition Agreement. Goodyear and Buyer agree as follows:

(a)
In partial consideration of the payment of the Purchase Price, except as contemplated or permitted by this Agreement or the Related Agreements and provided it does not violate applicable Law, for a period of seven (7) years from the Closing Date (and subject to the occurrence of) the Closing (the “Restricted Period”), Goodyear and its Affiliates shall not engage, directly or indirectly, including as a partner, equity holder, consultant or otherwise, in any business in the locations set forth on the Corresponding Schedule (collectively, the “Buyer’s Territory”) that designs, engineers, manufactures, distributes, sells, markets and/or services any Farm Tires, or any tires substantially similar to Farm Tires (collectively, “Competing Products”), such restriction including, without limitation, directly or indirectly, owning an interest in, managing, licensing, operating, joining, controlling, lending money or rendering financial or other assistance to or participating in or being connected with any Person that designs, engineers, manufactures, sells, markets and/or services Competing Products in the Buyer’s Territory.

Provided, however, that notwithstanding the restrictions set forth above:

i.
Goodyear and its Affiliates may engage in such design and engineering activities in Buyer’s Territory necessary to support the production of Competing Products manufactured outside the Buyer’s Territory;

ii.
Goodyear and its Affiliates may (x) purchase, sell and service Competing Products to or for end users (other than original equipment manufacturers) in Buyer’s Territory, provided, in respect of purchases and sales of any Licensed Products, that those Licensed Products were either purchased from Buyer or constituted finished goods transferred to, located at, or owned by Goodyear and/or its Affiliates retail outlets as of the Closing Date; (y) sell tires mounted on original equipment vehicles in any location other than Buyer’s Territory, even with the understanding that such tires will be shipped to Buyer’s Territory, or (z) take any of the foregoing actions in respect of (including, without limitation, owning or acquiring an interest in, lending money to and rendering financial or other assistance to) dealers, distributors and other Persons that sell or service Competing Products to or for dealers or end users, other than original equipment manufacturers; and

iii.
ownership of securities having no more than two percent of the outstanding voting power of any competitor which are listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of this Section 8.1(a) so long as the Person owning such securities has no other connection or relationship to such competitor.

(b)
In partial consideration of the transfer of the Newco Quotas and Business Assets, except as contemplated or permitted under this Agreement or any of the Related Agreements, during the Restricted Period, Buyer and its Affiliates shall not engage, directly or indirectly, including as a partner, equity holder, consultant or otherwise, in any business in Goodyear’s Territory that designs, engineers, manufactures, sells, markets and/or services tires that from time to time constitute Licensed Products, such restriction including, without limitation, directly or indirectly, owning an interest in, managing, licensing, operating, joining, controlling, lending money or rendering financial or other assistance to or participating in or being connected with any Person that designs, engineers, manufactures, sells, markets and/or services Licensed Products in Goodyear’s Territory.

Provided, however, that notwithstanding the restrictions set forth above:

i.
ownership of securities having no more than two percent of the outstanding voting power of any competitor which are listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of this Section 8.1(b)

so long as the Person owning such securities has no other connection or relationship to such competitor;

ii.	Buyer may sell Licensed Products in Goodyear’s Territory only to Goodyear and its Affiliates;

iii.	For the sake of clarity, nothing herein precludes Buyer from selling or servicing Competing Products that are not Licensed Products; and

iv.	Upon transfer of the EMEA Business to Buyer pursuant to the EMEA Agreement, the restrictions contained in Section 8.1(b) relating to the countries listed in the EMEA Region shall terminate.

(c)
If any Party or any of its Affiliates is in breach of the terms of this Section 8.1, then the Restricted Period applicable to that breaching Party and its Affiliates shall be extended by the length of time that Party or its Affiliates is in breach.

(d)
The non-compete provisions of Section 8.1(a) shall terminate if (i) Buyer commences a voluntary Chapter 7 petition in bankruptcy or has such a petition filed against it, unless Buyer contests such petition and obtains its dismissal or conversion to Chapter 11, or (ii) Buyer is the subject of a Chapter 11 case and said case is converted to Chapter 7, or (iii) Buyer discontinues all or substantially all of its Farm Tire business.  The non-compete provisions of Section 8.1(b) shall terminate if (i) Goodyear commences a voluntary Chapter 7 petition in bankruptcy or has such a petition filed against it, unless Goodyear contests such petition and obtains its dismissal or conversion to Chapter 11, or (ii) Goodyear is the subject of a Chapter 11 case and said case is converted to Chapter 7, or (iii) Goodyear discontinues its farm tire business.

8.2	Nonsolicitation. Except as permitted by this Agreement or the Related Agreements, and as a separate and independent covenant, for a period of one year following the Closing:

(a)
Goodyear and its Affiliates will not, in any way, directly or indirectly, (i) solicit or attempt to solicit for employment any employees of Buyer with whom Goodyear came in contact during the negotiation, drafting or performance hereof other than pursuant to one or more general advertisements not targeted at employees of Buyer, (ii) initiate or maintain contact, or attempt to initiate or maintain contact with any officer-level employee of Buyer regarding employment or (iii) induce or attempt to induce any of them to violate the terms of their contracts, or any employment arrangements, with Buyer, provided, however, that nothing herein shall prohibit Goodyear or any of its Affiliates from soliciting or hiring any employee of Buyer after six (6) months from the date such employee’s employment with Buyer terminates for reasons not associated with a prohibited solicitation or contact.

(b)
Buyer and its Affiliates will not, in any way, directly or indirectly (i) solicit or attempt to solicit for employment any employees of Goodyear or its Affiliates with whom it came in contact during the negotiation, drafting or performance hereof other than pursuant to one or more general advertisements not targeted at employees of Goodyear or its Affiliates, (ii) initiate or maintain contact, or attempt to initiate or maintain contact with any officer-level employee of Goodyear or its Affiliates regarding employment or (iii) induce or attempt to induce any of them to violate the terms of their contracts, or any employment arrangements, with Goodyear or its Affiliates; provided, however, that nothing herein shall prohibit Buyer or any of its Affiliates from soliciting or hiring any employee of Goodyear or its Affiliates after six (6) months from the date such employee’s employment with Goodyear or its Affiliates terminates for reasons not associated with a prohibited solicitation or contact.

8.3	Acknowledgment.

(a)
Goodyear and Buyer acknowledge that the covenants set forth in this Article 8 are an essential element of this Agreement and that, but for the agreement to comply with these covenants by the other Party, the Party would not have entered into this Agreement.  Goodyear and Buyer acknowledge that this Article constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement.  Goodyear and Buyer have independently consulted with their respective counsel and after such consultation agree that the covenants set forth in this Article 8 are reasonable and proper.

(b)
Goodyear and Buyer agree that the remedy at law for any breach by Goodyear or Buyer, as the case may be, of this Article 8 will be inadequate and, notwithstanding any other provision herein, that Buyer or Goodyear, as the case may be, shall be entitled to injunctive relief.  The Parties intend that the unenforceability or invalidity of any term of provision of this Article 8 shall not render any other term or provision contained herein unenforceable or invalid.  If the activities described in this Article 8 should be deemed by a court of competent jurisdiction to be too extensive, then the Parties intend that this Article 8 be construed to cover the maximum scope of business activities, period of time and geographic area as may be permissible under applicable Law.

(c)
The payment to Goodyear in consideration for the covenants set forth in Sections 8.1 and 8.2, which is part of the Purchase Price, shall be made by Buyer or an Affiliate of Buyer that is organized in a state of the United States.

ARTICLE 9

EMPLOYMENT MATTERS

9.1	Key Employees.

(a)
Buyer shall make offers of employment to all Key Employees as of the Closing Date (except those Key Employees who are Sao Paulo Employees) on terms and conditions determined by Buyer.  Buyer shall operate the LAT Business on and after the Closing Date in conformity with any applicable labor agreement and applicable Law.

(b)
Buyer shall not assume any liabilities, responsibilities or obligations for severance payments or other separation benefit to which any Key Employee may be or become entitled, or claim to be entitled, as a result of the acquisition of the LAT Business by Buyer.

9.2	Sao Paulo Business Employees; Benefits Agreement; Payroll Payment.

(a)
Effective as of the Closing, Buyer shall, or shall cause an Affiliate of Buyer to, continue the employment of the employees of the Sao Paulo Business listed on the Corresponding Schedule (collectively, the “Sao Paulo Employees) in compliance with Brazilian labor Law with respect to the employment, compensation and benefits of the Sao Paulo Employees and any collective bargaining agreement applicable to such Sao Paulo Employees shall continue to be complied with by Buyer and Buyer’s Affiliate, if applicable, until its expiration or until it is substituted by a new collective bargaining agreement.  In no event shall the aggregate number of Employees transferred to Newco, Buyer or any Affiliated Buyer in connection with any of the transactions contemplated by this Agreement exceed an aggregate of seven hundred twenty-six (726) Employees and seven (7) apprentices as required by Law.  In the event a greater number of Employees are transferred to Newco, Buyer or any Affiliated Buyer pursuant to the terms of this Agreement or any Related Agreement, then (i) Buyer, Newco or the applicable Affiliated Buyer shall terminate such excess Employees as soon as permissible under applicable Law and (ii) Goodyear shall indemnify and hold harmless Newco, Buyer or such Affiliated Buyer, to the fullest extent permitted by Law, for any costs relating to such excess Employees (including wages, costs of benefits paid and provided through termination) and costs of such termination (e.g., severance payments, notice payments, accrued but unpaid paid annual leave, and compensation due as a result of reinstatement lawsuits such excess employees may claim against Newco, Buyer or Affiliated Buyer) borne by the Seller.  Notwithstanding anything else set forth in this Agreement, Buyer shall have no obligation after Closing to continue any contract relationship with any individual engaged in the LAT Business on an independent contractor basis.

(b)
Before Goodyear consummates the transactions contemplated by the Permitted Reorganization, Goodyear and Buyer shall negotiate a mutually acceptable definitive agreement governing the terms and conditions associated with Newco’s and Goodyear’s respective obligations to provide healthcare, post-retirement healthcare and private pension plan coverage and participation, if any, to the Employees after the Closing Date and the funding of any reserves in connection with the same (the “Employee Benefits Agreement”).  The Employee Benefits Agreement shall comply with applicable labor agreements and applicable Law.  Before Goodyear’s and Buyer’s execution and delivery of the Employee Benefits Agreement, Goodyear shall (a) refrain from adopting, through the Permitted Reorganization or otherwise, any new plans, arrangements or agreements purporting to grant healthcare, post-retirement healthcare or private pension benefits to any Employees before Goodyear’s and Buyer’s execution and delivery of the Employee Benefits Agreement, and (b) refrain from causing Newco to adopt, through the Permitted Reorganization or otherwise, any plans, arrangements or agreements purporting to grant healthcare, post-retirement healthcare or private pension benefits to any Employees.

(c)
Payroll Payment.  On the Closing Date, Goodyear or its Affiliate shall fund or pay directly to Buyer the payroll accruals, netted against (i) the prepaid accounts and receivables that correspond to such payroll accruals and (ii) the Tax Credits, all in the amounts set forth on the Spin-Off Balance Sheet and in accordance with the line items listed on Schedule 4.3(a) (the “Payroll Payment”).

9.3	Severance Arrangements.

(a)
Reimbursement Obligation.  Following the Closing, Newco shall supply certain Non-Farm Tires and tire material to Goodyear Brazil from the Sao Paulo Facility in accordance with the terms and conditions of the Non-Farm Supply Agreements.  During the term of the Non-Farm Supply Agreements and for a six month period following termination or expiration of the last Non-Farm Supply Agreement (the “Termination Period”), Goodyear Brazil shall reimburse Newco for payment of the Severance Costs, as defined below, made to up to an aggregate of 393 Sao Paulo Employees who are terminated in accordance with the terms of this Section.  The reimbursement of Severance Costs by Goodyear Brazil shall only be to the extent those Severance Costs exceed the cost paid by Goodyear for such Severance Costs through the price of products purchased under the Non-Farm Supply Agreements plus any reserve amounts funded in accordance with the Employee Benefits Agreement.  In the event Goodyear Brazil is unable to make the reimbursement payments, Goodyear guarantees the payment.

(b)	Documentation Requirement.

i.
At any time during the term of a Non-Farm Supply Agreement or the Termination Period, Newco may elect to terminate a number of Sao Paulo Employees.  Newco shall provide a notice to Goodyear Brazil (the “Notice”) specifying the number of Sao Paulo Employees that it intends to terminate as well as the date of termination.  If Newco terminates such Employees in accordance with the Notice and the procedures and process set forth in this Section, then Goodyear Brazil will reimburse Newco for the Severance Costs paid by Newco attributable to such terminated Sao Paulo Employee(s) to the extent set forth in Section 9.3(a).

ii.
With respect to each terminated Sao Paulo Employee, Newco shall provide Goodyear Brazil with such Employee’s legal name, date of termination, Employment Agreement Termination Form (“Termo de Rescisão de Contrato de Trabalho”) duly executed by Employee and Newco, and evidence of Severance Costs paid to such Sao Paulo

Employee by Newco.  Goodyear Brazil shall not be required to reimburse any Severance Costs under this Section until such information is provided by Newco.

(c)
Amounts Not Subject To Reimbursement.  The amount to be reimbursed by Goodyear Brazil to Newco under this Section shall not include any additional amounts resulting from a non-compliance or breach by Newco of the Laws in connection with such Sao Paulo Employee.  Any additional amount resulting from a non-compliance or breach by Newco of the Laws in connection with such Sao Paulo Employee shall be borne by Newco and not by Goodyear Brazil.

For purposes of Article 9, “Severance Costs” with respect to each Sao Paulo Employee includes any amounts payable by Buyer to such Sao Paulo Employee or a Governmental Authority in connection with such termination, including the payment of the Unemployment Savings Fund fine (“multa de FGTS”) plus one month (or one and a half months for employees older than forty-five (45) years of age and employed by Goodyear or Newco for more than five years) salary.

9.4
Claims.  Except as otherwise provided in this Agreement or a Related Agreement, Buyer and Buyer’s Affiliates shall be liable for all compensation and benefits, whether required by this Agreement or by applicable Law, due to any Employee on or after the Closing as the result of any action or inaction of Buyer, or any Affiliates of Buyer, that occurs on or after the Closing.  Except as otherwise provided in this Agreement or a Related Agreement, Buyer, and Buyer’s Affiliates, shall be solely responsible for all liability, costs and expenses (including attorneys’ fees) for all employment claims filed by any Employee with respect to events or circumstances relating to their employment by Buyer or Buyer’s Affiliates, and with respect to events or circumstances occurring after the Closing.

ARTICLE 10

ENVIRONMENTAL MATTERS

10.1	Indemnification for Environmental Costs.

(a)
This Article 10 shall exclusively govern all claims relating to Environmental Costs or other matters arising under Environmental Laws, and shall take precedence over any conflicting or inconsistent terms elsewhere in this Agreement.

(b)	Goodyear agrees to indemnify, defend and hold harmless Buyer and Newco (including any legal successor thereof) from and against any Environmental Costs resulting from:

i.
the presence of Hazardous Substances at, on or about the Real Property to the extent such Hazardous Substances were in, on, under or emanating from the Real Property prior to the Closing Date, or otherwise relate to the ownership or operation of the Real Property and the Sao Paulo Business by Goodyear or any of its Affiliates, even if the effects of the presence of the Hazardous Substances are identified after the Closing Date and including, without limitation, those matters set forth on the Corresponding Schedule;

ii.	operation of the Real Property and the Sao Paulo Business prior to the Closing Date;

iii.	replacement and disposal of Freon at the Sao Paulo Facility;

iv.	the presence, replacement and disposal of asbestos at the Sao Paulo Facility; and

v.	a breach of the representations and warranties in Section 5.16, provided that any such claim for breach is properly asserted in accordance with Section 14.4.

With regard to any claim for Environmental Costs that is or could be based upon more than one (1) provision of Section 10.1(b), Buyer shall be entitled to recover the totality of damages effectively incurred as provided in this Agreement.

(c)
Buyer will indemnify, defend and hold harmless Goodyear from and against all Environmental Costs caused by Buyer and relating to its operation of the Real Property and the Sao Paulo Business from and after the Closing Date.

(d)
Notwithstanding anything to the contrary in this Agreement, the indemnifying party providing indemnification pursuant to Section 10.1(b)(i) through Section 10.1(b)(v) or Section 10.1(c), as the case may be, shall only be obligated to indemnify the indemnified party pursuant to Section 10.1 of this Agreement to the extent that:

i.	Investigation, remediation, removal, corrective action, containment, closure, and/or monitoring of Hazardous Substances is required under applicable Environmental Laws;

ii.	The indemnified party has acted only in a “Commercially Reasonable Manner” to minimize the extent of any Environmental Costs;

iii.	There is no net economic benefit to the indemnified party from any action or remedy associated with the Environmental Costs;

iv.
The indemnified party has not caused the release or threatened release resulting in the indemnifying party being responsible for such Environmental Costs, or changed use of its property to a non-industrial use, or notified a Governmental Authority of Hazardous Substances on or emanating from the Real Property that results in the incurrence by either party of Environmental Costs, if such notice was not required by

Environmental Laws or was not necessarily incidental to the operation or expansion of the Sao Paulo Business;

v.
With regard to any specific claim by Buyer for indemnity for Environmental Costs, Buyer has not caused or permitted at the Real Property any construction or any disturbance of soil or subsoil, or taken any other activity affecting the Real Property that resulted in the Environmental Costs for which the indemnity is sought, other than disturbance of soil or subsoil in connection with: (A) maintenance, repair, renovation, or restoration of buildings, structures, equipment, utilities, private roadways, driveways, parking lots and landscaping at depths no greater than forty-eight (48) inches from that existing on the Real Property at the Closing Date; or (B) any action by Buyer required for compliance with Law (including Environmental Laws) or legal requirements related to Permits, which latter two categories of activities are eligible for indemnity; and

vi.
The indemnified party provides the indemnifying party with written notification of its indemnification claim within ninety (90) days of obtaining knowledge of the matter for which indemnification is sought, provided that the indemnified party’s failure to provide the indemnifying Party notice within such period shall only reduce the indemnified party’s indemnification claim to the extent that such delay actually prejudices the indemnifying party.

(e)
The party paying the majority of costs associated with any action for which indemnification is sought pursuant to Article 10 shall undertake, direct and control all activities associated with the discharge of its indemnity obligations under this Agreement (the “Environmental Controlling Party”) including but not limited to investigation, remediation and the litigation, negotiation and settlement of claims (“Environmental Indemnification Efforts”); provided, however, that if costs are equally shared between Goodyear and Buyer, Buyer shall be the Environmental Controlling Party.  The Environmental Controlling Party shall afford the other party reasonable advance notice of, and an opportunity to participate in, any Environmental Indemnification Efforts.

i.
Notwithstanding the foregoing, Buyer may elect to manage any remediation project affecting the Real Property or the Sao Paulo Business and perform the work as Buyer chooses, provided that Goodyear shall be responsible only for the actual cost of performing the work in a Commercially Reasonable Manner, subject also to the other limitations of this Section 10.1

ii.
Buyer agrees to fully cooperate with Goodyear in its conduct of any Environmental Indemnification Efforts.  Such cooperation shall include (but not be limited to) provision of reasonable access to property and the provision of utility services necessary to Goodyear’s efforts (such utility services to be provided at Goodyear’s cost).

iii.
Goodyear shall: (A) take all reasonable precautions to prevent its Environmental Indemnification Efforts from causing significant interference with Buyer’s operation of the Sao Paulo Business; (B) use a nationally recognized environmental consulting firm to conduct any Environmental Indemnification Efforts; (C) comply with Buyer’s reasonable security requirements; (D) provide Buyer with reasonable notice prior to entry onto Buyer’s property; and (E) provide Buyer a copy of all material reports prepared.

(f)	For purposes of Article 10 and Section 5.16:

“Environmental Costs” shall mean costs and expenses (including unrecoverable costs such as wages, benefits and overhead, and reasonable attorneys’ and consultants’ fees) and/or damages (including, without limitation, Third Party damages for personal injury or property damage) resulting from:

i.
the presence, release or threatened release into the Environment of any Hazardous Substances from the Real Property, including any Required Remedial Measures (including, without limitation, any corrective measures, including “pumping and treating,” required by the Companhia Ambiental do Estado de Sao Paulo (CETESB) to address toxic metals in the aquifer under the Sao Paulo Facility); or

ii.	any violation of any applicable Law (including any Environmental Law), in all cases to the extent necessary to come into compliance with such Law or to satisfy such Third Party claims.

“Environmental Law(s)” shall mean any applicable federal, state, local or foreign law, regulation or permit in effect relating to pollution or protection of human health or the environment, including without limitation any law, regulation or permit governing Hazardous Substances.

“Hazardous Substances” shall mean (A) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “toxic substances,” “pollutants,” “or words of similar import, under any Environmental Law, and (B) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by an Environmental Law or a Governmental Authority.

“Commercially Reasonable Manner” shall mean a manner which utilizes commercially reasonable methods and costs for Required Remedial Measures permitted by applicable Environmental Laws  determined from the perspective of a reasonable business person acting (without regard to the availability of indemnification hereunder) to achieve compliance with applicable Environmental

Laws and permits or to satisfy liability under Environmental Laws or to third parties including, without limitation, the use of risk-based remedies, institutional or engineering controls, or deed restrictions, provided such remedies, controls or restrictions do not unreasonably interfere with Buyer’s continued use of the Real Property.

“Required Remedial Measures” shall mean all actions or other measures required under applicable Environmental Laws respecting the presence, release or threatened release into the environment, of any Hazardous Substances on or from the Real Property, including investigation, remediation, removal, corrective action, containment, closure, and/or monitoring.

ARTICLE 11

CONDITIONS PRECEDENT

11.1
Conditions Precedent to Goodyear’s Performance.  Goodyear is obligated to consummate the transactions described in this Agreement on the Closing Date and to perform its other covenants and agreements according to the terms and conditions of this Agreement if, on or before the Closing Date, each of the conditions set forth in this Section 11.1 is satisfied:

(a)	Representations and Warranties of Buyer.

i.
Buyer’s representations and warranties in this Agreement that are qualified as to materiality or Material Adverse Change are true and complete in all respects when made and on the Closing Date as though made as of the Closing Date.  However, any representations and warranties that are made as of a specified date shall continue on the Closing Date to be true and complete in all respects as of the specified date.

ii.
Buyer’s representations and warranties in this Agreement that are not qualified as to materiality are true and complete in all material respects when made and on the Closing Date as though made as of the Closing Date.  However, any representations and warranties that are made as of a specified date shall continue on the Closing Date to be true and complete in all material respects as of the specified date.

(b)
Performance of Buyer.  Buyer has performed, satisfied and complied with all of its covenants and agreements, and satisfied all of its obligations and conditions required by this Agreement to be performed, complied with, or satisfied on or before the Closing Date, in each case, in all material respects.

(c)
Absence of Litigation.  No Action, suit or Proceeding before any court or any Governmental Authority seeking to restrain or prohibit the transactions contemplated by this Agreement has been instituted and not dismissed.

(d)
Buyer’s Certificate.  Buyer has delivered a certificate dated as of the Closing Date and signed by a duly authorized officer, certifying that the conditions specified in Section 11.1(a) and Section 11.1(b) are fulfilled.

(e)
Resolutions.  Goodyear shall have received a true and complete copy, certified by the Secretary or Assistant Secretary of Buyer, of the resolutions duly and validly adopted by the Board of Directors of Buyer evidencing its authorization of the execution and delivery of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.

(f)
Approvals.  All waiting periods, if any, under Antitrust Laws relating to the transactions contemplated in this Agreement have expired or terminated early and all material antitrust approvals required to be obtained prior to the Closing in connection with the transactions contemplated in this Agreement have been obtained.  For sake of clarity, in Brazil, antitrust clearance will be sought after execution hereof, as permitted by applicable law, irrespective of Closing.

(g)	Permitted Reorganization. The documents related to the Permitted Reorganization shall have been prepared and executed by the relevant parties.

(h)	Employee Benefits Agreement. Goodyear and Buyer shall have entered into the Employee Benefits Agreement in a form reasonably acceptable to Goodyear.

(i)	List of Molds, Equipment and Parts. Goodyear shall have approved a revised Schedule 4.4 and the adjustment to the Preliminary Purchase Price as contemplated by Section 4.4(a).

(j)
Aviation Tire Production.  Goodyear Brazil shall have created a branch at the Sao Paulo Facility, and ANAC shall approve the production of aviation tires in such branch and all agreements between Goodyear and Buyer contemplated by Section 7.12 or otherwise required for aviation tire production are agreed and ready for execution.

11.2
Conditions Precedent to Buyer’s Performance.  Buyer is obligated to consummate the transactions described in this Agreement on the Closing Date and to perform its other covenants and agreements according to the terms and conditions of this Agreement if, on or before the Closing Date, each of the conditions set forth in this Section 11.2 is satisfied:

(a)	Representations and Warranties.

i.
Goodyear’s representations and warranties in this Agreement that are qualified as to materiality or Material Adverse Change are true and complete in all respects when made and as of the Closing Date as though made on the Closing Date.  However, any of the representations and warranties that are made as of a specified date must continue on the

Closing Date to be true and complete in all respects as of the specified date.

ii.
Goodyear’s representations and warranties in this Agreement that are not qualified as to materiality are true and complete in all material respects when made and as of the Closing Date as though made on the Closing Date.  However, any of the representations and warranties that are made as of a specified date shall continue on the Closing Date to be true and complete in all material respects as of the specified date.

(b)
Performance of Goodyear.  Goodyear has performed, satisfied, and complied with, and has caused Affiliated Sellers to perform, satisfy and comply with, all of their respective covenants and agreements and satisfied all of their respective obligations and conditions required by this Agreement to be performed, complied with or satisfied on or before the Closing Date, in each case, in all material respects.

(c)
Absence of Litigation.  No Action, suit or Proceeding before any court or any Governmental Authority seeking to restrain or prohibit the transactions contemplated by this Agreement has been instituted and not dismissed.

(d)
Goodyear’s Certificate.  Goodyear has delivered a certificate dated as of the Closing Date and signed by a duly authorized officer, certifying that the conditions specified in Section 11.2(a) and Section 11.2(b) are fulfilled.

(e)
Resolutions.  Buyer shall have received a true and complete copy, certified by the Secretary or Assistant Secretary of Goodyear and each of the Affiliated Sellers, of the resolutions duly and validly adopted by the Board of Directors of Goodyear evidencing its authorization of the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby.

(f)
Consents.  Goodyear has obtained and delivered to Buyer the consents and approvals required in connection with the transactions contemplated in this Agreement that are set forth on the Corresponding Schedule.

(g)
Approvals.  All waiting periods, if any, under Antitrust Laws relating to the transactions contemplated in this Agreement have expired or terminated early and all material antitrust approvals required to be obtained prior to the Closing in connection with the transactions contemplated in this Agreement have been obtained.  For sake of clarity, in Brazil, antitrust clearance will be sought after execution hereof, as permitted by applicable Law, irrespective of Closing.

(h)
Lien Discharges.  All actions necessary to release and discharge any and all Liens with respect to the Newco Quotas and the Business Assets, if any, including, without limitation, the execution and filing of lien termination statements and other instruments, shall have been completed.

(i)	Permitted Reorganization. The documents related to the Permitted Reorganization, in form and substance acceptable to Buyer, shall have been prepared and executed by the relevant parties.

(j)
Transfer of Employees.  The number of Employees transferred to Newco, Buyer or any Affiliated Buyer in connection with any transactions contemplated by this Agreement does not exceed seven hundred twenty-six (726) Employees and seven (7) apprentices required by Law.

(k)	Employee Benefits Agreement. Goodyear and Buyer shall have entered into the Employee Benefits Agreement in a form reasonably acceptable to Buyer.

(l)	List of Molds, Equipment and Parts. Buyer shall have approved a revised Schedule 4.4 and the adjustment to the Preliminary Purchase Price as contemplated by Section 4.4(a).

(m)
Ancillary Agreements; Related Agreements.  The Parties shall have completed negotiation of the Ancillary Agreements and the Related Agreements contemplated hereby to be negotiated and agreed upon by the Parties, and shall have completed negotiation of the exhibits and schedules to the Ancillary Agreements and the Related Agreements, to the extent this Agreement and the Ancillary Agreements and the Related Agreements contemplate such completion prior to Closing.

(n)	Material Adverse Change. There shall not, at any time after the date hereof, have been any Material Adverse Change affecting the LAT Business or the Sao Paulo Business.

11.3
Waiving Conditions.  Goodyear may waive any of the conditions set forth in Section 11.1 and Buyer may waive any of the conditions set forth in Section 11.2, in whole or in part, each in its sole and absolute discretion.

ARTICLE 12

CLOSING

12.1
Closing Date.  The Closing will take place at a location to be mutually agreed upon by the parties, at 10:00 a.m. on March 31, 2011 unless otherwise agreed to by the parties, but in all cases not until the last of the conditions set forth in Article 11 is satisfied or waived.  The Parties may mutually agree in writing to have the Closing at another place and time.  The Closing will be effective as of 12:01 a.m. Akron, Ohio time on the day the Closing occurs (“Closing Date”).  The Closing may be consummated by the exchange of signature pages by facsimile, portable document format or overnight mail.

12.2	Deliveries by Buyer. At the Closing, Buyer shall deliver to Goodyear the following, each duly executed by Buyer or its Affiliates:

(a)	the Preliminary Purchase Price required by Section 4.1 of this Agreement;

(b)	Farm Tire Supply Agreement (Colombia), substantially in the form of Exhibit A (the “Colombia Supply Agreement”);

(c)	Trademark License Agreement (Americas – Goodyear Brand), substantially in the form of Exhibit B-1, and Trademark License Agreement (Americas – Fulda Brand), substantially in the form of Exhibit B-2;

(d)	Farm Patent and Know-How License Agreement, substantially in the form of Exhibit C;

(e)	Non-Farm Patent and Know-How License Agreement (Brazil), substantially in the form of Exhibit D (the “Non-Farm Patent and Know-How Agreement (Brazil)”)

(f)
Supply Agreements for the supply of certain Non-Farm Tire tires and materials produced by the Sao Paulo Business, substantially in the form of Exhibits E-1 through E-5 (collectively the “Non-Farm Supply Agreements”);

(g)	Non-Farm Equipment Agreement, substantially in the form of Exhibit F (the “Equipment Agreement”);

(h)	Bailment Agreement (Colombia), substantially in the form of Exhibit G (the “Bailment Agreement (Colombia))”

(i)
Supply Agreement for the supply of treated fabric from Goodyear’s plant located in Americana, Brazil, to the Sao Paulo facility substantially in the form of Exhibit H (the “Americana Fabric Supply Agreement”);

(j)	An assignment agreement for the Customer Contracts, in the form agreed to by the parties (the “Assignment Agreement”);

(k)	An assumption agreement, confirming Buyer’s assumption of the Assumed Liabilities in accordance with Section 3.1, in the form agreed to by the parties (the “Assumption Agreement”);

(l)	the Ancillary Agreements;

(m)	the Employee Benefits Agreement; and

(n)	all other documents required to be delivered by Buyer under this Agreement or any Related Agreement.

12.3	Deliveries by Goodyear. At the Closing, Goodyear shall deliver to Buyer the following, each duly executed by Goodyear or its Affiliates:

(a)	a general assignment and bill of sale, in the form agreed to by the parties (the “Assignment and Bill of Sale”);

(b)	Colombia Supply Agreement;

(c)	Trademark License Agreement (Americas – Goodyear Brand) and Trademark License Agreement (Americas – Fulda Brand);

(d)	Farm Patent and Know-How License Agreement;

(e)	Non-Farm Patent and Know-How License (Brazil);

(f)	Non-Farm Supply Agreements;

(g)	Equipment Agreement;

(h)	Bailment Agreement (Colombia);

(i)	Americana Fabric Supply Agreement;

(j)	Assignment Agreement;

(k)	Assumption Agreement;

(l)	Ancillary Agreements;

(m)	Employee Benefits Agreement;

(n)	the Amendment to the Articles of Association of Newco approving the transfer of quotas to Buyer, duly executed by Goodyear, in accordance with all requirements set forth in applicable Law; and

(o)	all other documents required to be delivered by Seller under this Agreement or any Related Agreement.

12.4
Further Assurances.  From time to time following the Closing, Buyer, on the one hand, and Goodyear, on the other, shall, or shall cause its Affiliates to, at the reasonable request of the other Party, execute, acknowledge and deliver, at the sole cost of the requesting Party or Parties, such assignments, conveyances consents, assurances, instruments of transfer or assumption and other instruments, and shall take such other actions consistent with the terms of this Agreement, as may be reasonably necessary to vest in Buyer all right, title and interest of Goodyear and Affiliated Sellers in and to the Business Assets and the Newco Quotas and otherwise to consummate the transactions contemplated hereby.

ARTICLE 13

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

13.1	Survival. The representations, warranties, covenants and agreements contained in this Agreement will survive the Closing only for the applicable period set forth in this Article 13.

13.2
Representations and Warranties.  All of the representations and warranties contained in this Agreement terminate at 5:00 p.m. Cleveland, Ohio time on the two year anniversary of the Closing Date, except that (i) the representations and warranties in Section 5.8 (Newco Taxes) and Section 5.17 (Permits) shall survive until sixty (60) days after the applicable statute of limitations period; and (ii) the representations and warranties in Section 5.1 (Organization and Existence), Section 5.3 (Corporate Authority), Section 5.4 (Newco), Section 5.16 (Environmental Matters), Section 6.1 (Organization and Existence) and Section 6.2 (Corporate Authority) survive indefinitely.

13.3
Covenants and Agreements.  Covenants and agreements that do not have specific time periods of applicability survive the Closing Date indefinitely. Covenants and agreements that have specific time periods of applicability survive the Closing Date for the periods prescribed.

13.4
Notice of Claim.  No party is obligated to indemnify the other for breach of any representation, warranty, covenant or agreement unless notice of a claim for indemnification with respect to that breach has been delivered to it as provided in Article 14, as the case may be, prior to the end of the applicable survival period.

ARTICLE 14

GENERAL INDEMNIFICATION

14.1
Indemnification of Buyer.  Subject to the limitations set forth in this Article 14, Goodyear shall defend, indemnify and hold harmless Buyer, the Affiliated Buyers and Newco from and against any and all actions, suits, charges, complaints, claims, demands, injunctions, judgments, orders and rulings and any and all Losses incurred by Buyer as a result of:

(a)	any breach of a representation, warranty, covenant or agreement of Goodyear contained in this Agreement;

(b)
Goodyear Brazil’s failure to have in place at the Closing Date and Newco’s failure to acquire in its own name an ALUF (as defined in Section 5.15(d)) for the Sao Paulo Business, including, without limitation, all Consequential Damages incurred by Buyer or its Affiliates arising out of the lack of the ALUF for Newco; provided that Buyer and Newco use their commercially reasonable efforts to pursue the ALUF permit and take the steps necessary by applicable Law and Governmental Authorities to obtain such permit; or

(c)	any of the Retained Liabilities.

14.2
Indemnification of Goodyear.  Subject to the limitations set forth in this Article 14, Buyer shall defend, indemnify and hold harmless Goodyear and the Affiliated Sellers from and against any and all actions, suits, charges, complaints, claims, demands, injunctions, judgments, orders and rulings and any and all Losses incurred by Goodyear as a result of:

(a)	any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement; or

(b)	any of the Assumed Liabilities.

14.3
Claim; Limitations.  Except as otherwise provided herein, no amount shall be payable in indemnification under Article 14 in respect of any claim (each, a “Claim”) unless the aggregate amount of Losses in respect of which Buyer or Goodyear, respectively, would be liable under Article 14 of this Agreement and, so long as the transactions contemplated by the EMEA Agreement are consummated, Article 14 of the EMEA Agreement exceed the Threshold (as such term is defined below), in which case all Losses in respect of which Buyer or Goodyear, respectively, would be liable under Article 14 of this Agreement or Article 14 of the EMEA Agreement will be indemnified.  As used in this Agreement, the “Threshold” shall mean Five Hundred Thousand Dollars ($500,000), provided that if the closing described in Article 12 of the EMEA Agreement occurs, the Threshold shall be increased to One Million Dollars ($1,000,000), and any amounts previously paid by Buyer or Goodyear, respectively, for Losses that do not, in the aggregate exceed such increased Threshold, shall be promptly refunded to the party that made such indemnity payment.  In addition:

(a)
no claim for indemnification shall be asserted with respect to any single Claim for Losses in an amount less than Twenty Five Thousand Dollars ($25,000) and no such claim shall be considered for calculation of the Threshold;

(b)	all Losses arising from the same operative facts and circumstances shall be deemed a single aggregate Claim;

(c)	no claim for indemnification under this Article 14 shall first be asserted after the expiration of the applicable survival period set forth in Article 13 of this Agreement;

(d)	notwithstanding anything else set forth herein, none of the limitations for claims in this Section 14.3 (including, without limitation, the Threshold apply to (i)

indemnification obligations under Section 14.1(b), 14.1(c) or 14.2(b) of this Agreement or (ii) indemnification obligations under Article 10 of this Agreement; and

(e)
for the purpose of determining whether the Threshold or the de minimis amount set forth under Section 14.3(a) has been reached, Losses expressed in currencies other than in US Dollars shall be converted in US Dollars on the basis of the relevant exchange rate as published in the New York Times on the day upon which the corresponding indemnification shall be due or would have been due had the Threshold been then reached.

14.4
Procedures for Claims.  If any claims are asserted by any Party which is entitled to indemnification hereunder (the “Indemnified Party”), which, if sustained, could result in an indemnifiable claim by a Party (an “Indemnifiable Claim”), the Indemnified Party shall promptly provide written notice (an “Indemnity Notice”) to the Party responsible for such indemnification (the “Indemnifying Party”) of such claim, including the amount of the claim, the basis of the claim and the provisions of this Agreement under which the claim is asserted.  The Indemnified Party shall give the Indemnity Notice to the Indemnifying Party as promptly as practicable and before expiration of the indemnification survival or claim period set forth in Article 13; provided, however, that the failure of the Indemnified Party to give timely notice hereunder shall not relieve the Indemnifying Party of its obligations hereunder unless and only to the extent that such failure caused the Losses for which the Indemnifying Party is obligated to be greater than they would have been had the Indemnified Party given timely notice.

14.5
Third-Party Claims.  If an Indemnified Party receives notice of the assertion of a claim from a Third Party in respect of which the Indemnified Party may have a claim under Section 14.1 or 14.2, as the case may be (a “Third Party Claim”), then the following shall apply:

(a)
The Indemnified Party shall promptly (and in any event within ten (10) calendar days after the service of the citation or summons or similar legal process) provide an Indemnity Notice of such Third Party Claim to the Indemnifying Party; provided, however, that the failure of the Indemnified Party to give timely notice hereunder shall not relieve the Indemnifying Party of its obligations hereunder unless and only to the extent that such failure caused the Losses for which the Indemnifying Party is obligated to be greater than they would have been had the Indemnified Party given timely notice.  Such Indemnity Notices shall describe in reasonable detail the nature of the Third Party Claim and the basis for the Indemnified Party’s claim under Section 14.1 or 14.2, as the case may be.

(b)
Upon receipt of an Indemnity Notice, the Indemnifying Party shall have the right, but not the obligation, to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnifying Party so long as, within thirty (30) days after receipt of an Indemnity Notice, the Indemnifying Party confirms in writing its responsibility therefore and demonstrates to the reasonable satisfaction of the Indemnified Party its financial capability to undertake the defense and provide indemnification with respect to such Third Party Claim; provided, however, that:

i.
the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such Third Party Claim or ceasing to defend against such matter or claim (with such approval not be unreasonably withheld or delayed);

ii.
no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a full and complete release from all liability in respect of such Third Party Claim; and

iii.
the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any Third Party Claim to the extent the matter or claim seeks an order, injunction, non-monetary or other equitable relief against the Indemnified Party that, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party.

If the Indemnifying party fails to assume the defense of such Third Party Claim within thirty (30) calendar days after receipt of the Indemnity Notice in respect thereof (or, if the Third Party Claim is brought in Brazil, within five (5) calendar days after receipt of the Indemnity Notice in respect thereof), the Indemnified Party against which such Third Party Claim has been asserted shall (upon delivering written notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Third Party Claim (which undertaking shall, to the extent the Indemnified Party is entitled to indemnification under Section 14.1 or 14.2, as applicable, in respect of such Third Party Claim, be at the Indemnifying Party’s cost and expense, and on behalf of, and for the account and risk of, the Indemnifying Party), subject to the right of the Indemnifying Party to assume the defense of such Third Party Claim at any time prior to settlement, compromise or final determination thereof; provided, however, that the Indemnified Party shall not enter into any such compromise or settlement without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed.  In the event the Indemnified Party assumes the defense of the Third Party Claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.  The Indemnifying Party shall not be liable for any settlement of any action effected without its consent, but if settled with the consent of the Indemnifying Party, or if there be a final judgment beyond review or appeal, for the claimant in any such Third Party Claim, the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

(c)
Any party which does not undertake the defense of a Third Party Claim may, at its own expense, retain such additional attorneys and other advisors as it shall deem necessary, which attorneys and advisors shall be permitted by the party undertaking such defense, and its attorneys, to observe and participate in the defense of such Third Party Claim.

14.6	Payments and Offsets. Payments under this Article 14 shall be made as follows:

(a)
An Indemnifying Party shall pay in immediately available funds any amounts due and owing to the Indemnified Party as a result of any occurrence that gives rise to indemnification under this Article 14.

(b)
In the case that an Indemnified Party recovers from a Third Party all or any part of an amount paid to it pursuant to this Article 14, including any tax-related benefits that may be realized by that Party in respect of the Losses, the Indemnified Party shall reimburse the Indemnifying Party for the amount so recovered, but not in excess of any amount previously paid.

(c)	Any payment due under this Section 14.6 shall be reduced by the amount of reasonably expected insurance proceeds.

14.7
Exclusive Remedy.  Except as otherwise provided for in this Agreement (without limitation, the equitable remedies under Article 8 hereof and indemnification for environmental matters under Article 10 of this Agreement), following the Closing Date, the indemnification provided by this Article is the exclusive remedy for the Parties with respect to this Agreement and the transactions contemplated by this Agreement.  However, claims for actual fraud are not limited by this Section 14.7.

ARTICLE 15

GOVERNING LAW; DISPUTE RESOLUTION

15.1
Governing Law.  This Agreement will be governed and construed in accordance with the substantive Laws of the State of New York, except for any Laws of that state that would require the application of the substantive Laws of a different jurisdiction.

15.2
Exclusive Jurisdiction.  To the extent subject matter jurisdiction exists, Buyer and Goodyear agree that any action arising out of or relating to this Agreement shall be brought in any United States District Court having jurisdiction over the Parties.  Each Party irrevocably consents to the jurisdiction and venue of such courts (and of the appropriate appellate courts thereof) in any such action, claim or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such action, suit or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.

15.3
Requirement for Mutual Consultation.  In the event of a dispute between or among the Parties arising out of or in connection with this Agreement, the Parties will make every effort to resolve, promptly and in good faith, such dispute.  In the event that the dispute cannot be resolved, either Party may notify the other of the existence of a possible deadlock by sending a letter signed by management responsible for the operation of this Agreement to management of the other Party.  Within fifteen (15) Business Days after receipt of that notice, management of the Parties shall arrange to meet at a mutually agreeable time and place, and thereafter as often as they reasonably deem necessary for a period of ninety (90) days from the date of that first meeting, to exchange relevant information and to attempt to resolve the dispute.  In the event that responsible management have not been successful in resolving the dispute within ninety (90) days after receipt of the notice, either Party may initiate an action or take such other action as is permitted under this Agreement in accordance with the time periods set out elsewhere in this Agreement, or, in each case, under any of the Related Agreements.  Except as otherwise set forth herein or therein, each Party shall be responsible for its own legal fees and expenses.

15.4
Extraordinary Remedies.  Notwithstanding the requirement for mutual consultation, (a) either party may at any time initiate an action to prevent the disclosure of its Confidential Information (as defined in the Confidentiality Agreement and the Related Agreements); (b) either party may initiate an action in respect of any of the equitable remedies to which it is entitled and (c) Goodyear may at any time initiate an action to prevent the misuse of a Goodyear trademark.

ARTICLE 16

TERMINATION

16.1	Termination of Agreement.

(a)	The Parties may terminate this Agreement prior to the Closing as provided below:

i.	the Parties may terminate this Agreement by mutual written consent;

ii.	Buyer may terminate this Agreement by giving written notice to Goodyear if any of the conditions precedent under Section 11.2 are not capable of being fulfilled;

iii.	Goodyear may terminate this Agreement by giving written notice to Buyer if any of the conditions precedent under Section 11.1 are not capable of being fulfilled;

iv.
Buyer or Goodyear may terminate this Agreement by giving written notice to the other if the Closing has not occurred on or before June 30, 2011 because of the failure of any condition precedent under Section 11.1 or 11.2; and

v.
by Buyer, within fifteen (15) days following delivery to Buyer of an updated schedule under Section 7.6 that contains new disclosure of any event or development that would reasonably be expected to result in a Material Adverse Change.

(b)
However, no Party may terminate this Agreement under clauses (ii) through (v) above if the basis for termination results from a breach by the Party of any of its representations, agreements or covenants contained in this Agreement or if the party seeking termination is otherwise in material breach of its obligations hereunder.

16.2
Effect of Termination.  If either Party terminates this Agreement under Section 16.1, all obligations of the Parties under this Agreement or the Related Agreements will terminate without any liability of either Party to the other Party except that (a) this Section 16.2 shall survive termination; (b) the Confidentiality Agreement shall remain in full force and effect and survive the termination of this Agreement for any reason, subject to its stated expiration date; and (c) no party shall be relieved of its liability for any intentional breach of this Agreement, including a failure to comply with its obligations under the Agreement, prior to termination, and the non-breaching party’s right to pursue all remedies in equity and at law shall survive termination and be available.

ARTICLE 17

MISCELLANEOUS

17.1
Notices.  Any notice under this Agreement shall be in writing.  Any notice delivered as provided in this Section 17.1 is effective upon receipt by a party.  A party may change its notice address by notice to the other party.  All notices shall be delivered:

(a)	personally;

(b)	by facsimile;

(c)	by nationally recognized overnight courier service; or

(d)	by registered or certified mail, return receipt requested, postage prepaid, as follows:

If to Buyer:                           Maurice M. Taylor, Jr.
Titan Tire Corporation
2701 Spruce Street
Quincy, Illinois 62301
U.S.A.
Facsimile No.: 1 (217) 228-3166

With a copy to:
Cheri T. Holley
General Counsel
Titan International, Inc.
2701 Spruce Street
Quincy, Illinois 62301
U.S.A.
Facsimile No.: 1 (217) 228-3040

With a second copy to:

Robert J. Diehl, Jr., Esq.
Bodman LLP
6th Floor at Ford Field
1901 St. Antoine Street
Detroit, Michigan 48226
U.S.A.

Facsimile No.: 1 (313) 393-7579

If to Goodyear:                     The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio 44316
U.S.A.
Attention:  Corporate Secretary
Facsimile No.: 1 (330) 796-8836

With a copy to:

Laura Thompson
Vice President, Business Development
The Goodyear Tire & Rubber Company
1144 East Market Street
Akron, Ohio 44316
USA
Facsimile No.: 1 (330) 796-5034

With a second copy to:

Squire, Sanders & Dempsey L.L.P.
4900 Key Tower
127 Public Square
Cleveland, Ohio  44114-1304
U.S.A.
Attention:  Carolyn J. Buller, Esq.
and Cipriano S. Beredo, Esq.
Facsimile No.: 1 (216) 479-8780

17.2
Enforcement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise breached.  It is agreed that the Parties shall be entitled to an injunction or conjunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

17.3
Waiver.  None of the provisions of this Agreement may be waived except in writing.  A Party may enforce any provision of this Agreement even if it has not previously enforced that provision or any other provisions of this Agreement.

17.4
Captions.  The captions set forth in this Agreement are for convenience only and are not considered as part of this Agreement, nor affect in any way the meaning of the terms and provisions of this Agreement.

17.5
Successors and Assigns.  The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assigns of the Parties.  Neither Party, without the express written consent of the other Party, may assign this Agreement, except either Party may assign all or part of its rights and obligations under this Agreement to one or more Subsidiaries.  This assignment will not release a Party of any of its obligations.

17.6	Severability. The Parties intend this Agreement to be enforced as written. However, if a court determines that a provision of this Agreement is:

(a)	unlawful, the provision will be severed from this Agreement and the remainder of this Agreement will remain in full force and effect; or

(b)	invalid or unenforceable:

i.	the provision will remain in effect in any other circumstances,

ii.	the Agreement will otherwise remain valid and enforceable, and

iii.
the court may reduce the duration or area, or both, of the provision, if the invalidity or unenforceability is because of the duration or area covered stated in the provision and in its amended form the provision will then be enforceable.

17.7	No Third-Party Beneficiaries or Right to Rely. Notwithstanding anything to the contrary in this Agreement:

(a)
nothing in this Agreement is intended to grant to any Third Party (including, but not limited to, to any former, current or future employees or officers of any Party or any of their dependents or beneficiaries, any Subsidiary or any labor union) any rights, as a third party beneficiary or otherwise;

(b)	no Third Party may rely on any of the representations, warranties, covenants or agreements contained in this Agreement; and

(c)	no Party will incur any liability or obligation to any Third Party because of any reliance by that Third Party on any representation, warranty, covenant or agreement in this Agreement.

17.8
Counterparts.  This Agreement may be executed in more than one counterpart.  Each counterpart is an original and together constitute one and the same agreement. A signature to this Agreement delivered by facsimile or other electronic means is valid.

17.9	Time of Essence. Time is of the essence with respect to this Agreement.

17.10	No Strict Construction. The language used in this Agreement is the language chosen by the Parties to express their mutual intent. No rule of strict construction will be applied against either Party.

17.11
Expenses.  Except as otherwise expressly set forth in this Agreement, each of the Parties shall pay its own expenses incurred by it in negotiating, preparing, closing and performing this Agreement and the Related Agreements.

17.12
Currency/Method of Payment.  Unless otherwise specifically provided in this Agreement, (a) all references to amounts of money are lawful money of the United States, and (b) all payments of money shall be made in immediately available funds.

17.13	Miscellaneous. As used in this Agreement, the Corresponding Schedules, the Supplemental Schedules, the Exhibits and the Related Agreements:

(a)	the singular and plural include each other;

(b)	each gender includes both genders; and

(c)
words and phrases defined in this Agreement have the same meaning in the Corresponding Schedules, the Exhibits, the Supplemental Schedules and Related Agreements unless specifically provided to the contrary.

17.14
Entire Agreement: Amendment.  This Agreement, together with the Related Agreements, the Confidentiality Agreement, and the schedules and exhibits to all such agreements, constitutes the sole understanding of the Parties and supersedes all other prior agreements and understandings, oral or written, between the Parties with respect to these matters. No modification of this Agreement is binding unless the modification is in writing and duly executed by the Party against which the modification would apply.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Goodyear and Buyer have caused this Agreement to be signed, all as of the date first written above.

THE GOODYEAR TIRE & RUBBER COMPANY By: /s/ THE GOODYEAR TIRE & RUBBER COMPANY
TITAN TIRE CORPORATION By: /s/ TITAN TIRE CORPORATION

[Signature Page to Purchase Agreement - LAT]

APPENDIX A

DEFINED TERMS

“Accounting Principles for Inventory Valuation” means the accounting principles set forth on Schedule 4.2.

“Accounts Payable” means all of Goodyear’s and Affiliated Sellers’ trade accounts payable to Third Parties (including all trade accounts payable with respect to goods and services received by Goodyear and Affiliated Sellers but for which invoices have not yet been received by Goodyear and Affiliated Sellers.)

“Accounts Receivable” means all of Goodyear’s and Affiliated Sellers’ trade accounts receivable and other rights to payment from Third Parties, including, without limitation, customers and employees, and all security interests or rights associated with such accounts and rights, all notes payable to Goodyear and Affiliated Sellers and all security interests or rights associated therewith and any claim, remedy or other right related to any of the foregoing, in each case whenever accrued, including those that arise form the conduct of the LAT Business and relate to the period prior to the Closing Date.

“Action” means any action, suit, arbitration or proceeding by or before any Governmental Authority including, without limitation, those of an administrative rather than judicial nature.

“Affiliate” means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with the Person. For purposes of this definition, “control” (including, but not limited to, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Affiliated Buyer” means each of the Affiliates of Buyer that purchases any right, title or interest in any of the Transferred Assets or Newco Quotas, and “Affiliated Buyers” means all such Affiliates collectively.

“Affiliated Seller” means each of the Affiliates of Goodyear (excluding Newco) that has any right, title or interest in any of the Transferred Assets, and “Affiliated Sellers” means all such Affiliates collectively.

“Agreed Pre-Closing Period Income Tax Liability Amount” has the meaning set forth in Section 7.8(a)(ii).

“Agreement” means this Purchase Agreement.

“Americana Fabric Supply Agreement” has the meaning set forth in Section 12.2(i).

“Ancillary Agreements” has the meaning set forth in Section 7.13.

“Antitrust Authority” means any national, super-national or other entity with antitrust jurisdiction over the transactions contemplated by this Agreement under Antitrust Law.

“Antitrust Filings” has the meaning set forth in Section 7.3(a)(i).

“Antitrust Law” means statutes, regulations, administrative and judicial doctrines and other laws intended to effect, encourage or restrain competition.

“Assignment Agreement” has the meaning set forth in Section 12.2(j).

“Assignment and Bill of Sale” has the meaning set forth in Section 12.3(a).

“Assumed Liabilities” has the meaning set forth in Section 3.1.

“Assumption Agreement” has the meaning set forth in Section 12.2(k).

“Bailment Agreement (Colombia)” has the meaning set forth in Section 12.2(h).

“Books and Records” has the meaning set forth in Section 2.2(c).

“Business Assets” means the Contributed Assets and the Transferred Assets.

“Business Day” means any day other than Saturday or Sunday on which commercial banks are not required or authorized by law to close in the City of New York, New York, USA.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Material Adverse Change” means any effect, change, event or development that is or would reasonably be likely to be materially adverse to the Buyer, or the results of operations financial condition of the Buyer, taken as a whole, provided, however, none of the following, individually or in the aggregate, shall be taken into account in determining if a “Buyer Material Adverse Change” has occurred:

a.           any change (i) in the U.S. or global economy generally or the capital, credit or financial markets generally affecting all companies in the same industry, (ii) any change in national or international political conditions or any instability caused by acts of terrorism affecting all companies in the same industry, (iii) any change in applicable Law or general legal, tax or regulatory requirements affecting all companies in the same industry, or (iv) any change required by GAAP or other international accounting standards affecting all companies in the same industry, except for such changes in (i) through (iv) that disproportionately affect Buyer, taken as a whole, as compared to other companies in the same industry; and

b.           any change caused by the announcement of the transaction; or any effect, change, event or development relating to the announcement or performance of this Agreement or any of the Related Agreements including, in each case, the impact thereof on relationships with customers, suppliers or competitors.

“Buyer’s Representative” has the meaning set forth in Section 4.2(c).

“Buyer’s Territory” has the meaning set forth in Section 8.1(a).

“Cash” means all cash, time deposits, bank accounts (including, without limitation, all collection accounts and any balances therein), certificates of deposit, marketable securities, short-term investments and other cash equivalents of Goodyear and any Affiliated Seller.

“Claim” has the meaning set forth in Section 14.3.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 12.1.

“Closing Combined Inventory Value” has the meaning set forth in Section 4.2(a).

“Closing Combined Inventory Value Statement” has the meaning set forth in Section 4.2(b).

“Closing Payroll Value” has the meaning set forth in Section 4.3(b).

“Closing Payroll Value Statement” has the meaning set forth in Section 4.3(c).

“Colombia Supply Agreement” has the meaning set forth in Section 12.2(b).

“Combined Inventory” has the meaning set forth in Section 4.2.

“Commercially Reasonable Manner” has the meaning set forth in Section 10.1(f).

“Competing Products” has the meaning set forth in Section 8.1(a).

“Competing Transaction” has the meaning set forth in Section 7.11.

“Confidentiality Agreement” means the confidentiality agreement dated as of January 28, 2009 between Goodyear and Buyer.

“Consequential Damages” means consequential, special or incidental damages including, but not limited to, reduction in market value of the LAT Business or Transferred Assets, diminution in value, loss of profits, loss of business opportunity or interruption of business losses.

“Contracts” means all purchase orders, terms and conditions of sale, sales orders, provider agreements, supply agreements, discount agreements, distributor agreements and other agreements, contracts and commitments of any sort, written or oral, including all supplements and amendments thereto.

“Contributed Assets” means those assets transferred from Goodyear Brazil to Newco pursuant to the Permitted Reorganization as set forth on Exhibit I.

“Contributed Liabilities” means those liabilities transferred from Goodyear Brazil to Newco pursuant to the Permitted Reorganization as set forth on Exhibit I.

“Corresponding Schedule” means a schedule that is numbered, captioned or named to correspond to the number, caption or name of the section of this Agreement that refers to that schedule.

“Customer Contracts” has the meaning set forth in Section 2.2(a).

“Designation Notice” has the meaning set forth in Section 4.4(b).

“Distributors” has the meaning set forth in Section 7.4(a).

“EMEA Agreement” means Appendix A to the Put Option entered into between Goodyear and Buyer on the date hereof.

“EMEA Business” means the EMEA business as defined in Recital A to the EMEA Agreement.

“EMEA Region” includes the countries listed on Schedule E under “EMEA Region.”

“Employee Benefits Agreement” has the meaning set forth in Section 9.2(b).

“Employees” means collectively the Key Employees and the Sao Paulo Employees.

“Environmental Controlling Party” has the meaning set forth in Section 10.1(e).

“Environmental Costs” has the meaning set forth in Section 10.1(f).

“Environmental Indemnification Efforts” has the meaning set forth in Section 10.1(e).

“Environmental Law(s)” has the meaning set forth in Section 10.1(f).

“EPD Agreements” has the meaning set forth in Section 7.9.

“Equipment Agreement” has the meaning set forth in Section 12.2(g).

“Excluded Assets” has the meaning set forth in Section 2.3(a).

“Excluded Contracts” has the meaning set forth in Section 2.3(q).

“Farm Patent and Know-How License Agreement” has the meaning set forth in Recital D(5).

“Farm Tires” has the meaning set forth in Recital A.

“Farm Tire Region” has the meaning set forth in Recital A.

“Final Closing Inventory Value” has the meaning set forth in Section 4.2(c).

“Final Equipment Value” has the meaning set forth in Section 4.4(d).

“Final Payroll Value” has the meaning set forth in Section 4.3(d).

“Goodyear” has the meaning set forth in the Preamble.

“Goodyear Brazil” means Goodyear do Brasil Produtos de Borracha Ltda, a sociedade empresaria limitada formed under the laws of Brazil.

“Goodyear Names and Marks” shall mean, collectively, the corporate name of Goodyear or any of its Affiliates in any jurisdiction, or any trademark, trade name, trade dress, logo, symbol, device, URL, service mark or copyright, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the trademark offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions, or any application or registration therefore, owned, licensed or used by Goodyear or any of its Affiliates, which includes, without limitation and in any form, the name “Fulda”, the word “Goodyear” or the term “Goodyear (and winged foot design),” the winged foot design, the blimp design or any other identification that suggests, simulates or is confusing by similarity to any of any Goodyear’s or its Affiliates’ identification.

“Goodyear Payable” means all amounts payable by Goodyear or any of its Affiliates to Goodyear or any of its Affiliates.

“Goodyear Receivable” means all amounts owed to Goodyear or any of its Affiliates by Goodyear or any of its Affiliates.

“Goodyear’s Representative” has the meaning set forth in Section 4.2(c).

“Goodyear’s Territory” includes the countries listed on Schedule E.

“Goodyear-Branded Farm Tires” has the meaning set forth in Section 7.4(a).

“Governmental Authority” means any federal, state or local, or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral or judicial body.

 “Hazardous Substances” has the meaning set forth in Section 10.1(f).

“Income Taxes” has the meaning set forth in Section 7.8(a)(ii).

“Indemnifiable Claim” has the meaning set forth in Section 14.4.

“Indemnified Party” has the meaning set forth in Section 14.4.

“Indemnifying Party” has the meaning set forth in Section 14.4.

“Indemnity Notice” has the meaning set forth in Section 14.4.

“Intellectual Property” means Patents and Know-How, each as defined in the Farm Patent and Know-How License Agreement and the Non-Farm Patent and Know-How License Agreement (Brazil), collectively.

“Inventory” has the meaning set forth in Section 2.2(b).

“Key Employees” are those Employees listed on Schedule F.

“Knowledge” means the actual knowledge of the individuals set forth on Schedule D after conducting a reasonably comprehensive investigation concerning the existence of the fact or matter.

“LAT Business” has the meaning set forth in Recital A.

“Law” means any law, rule, regulation, order or other requirement of or issued by any Governmental Authority, in each case, as from time to time amended or replaced.

“Licensed Products” has the meaning assigned to such term in the Trademark License Agreement.

“Lien” means any lien, mortgage, charge, pledge, security interest, restriction, reservation or condition on transferability, easement, defect of title or other claim, encroachment or other encumbrance of any nature whatsoever on any property interest.

“Loss” means any loss, liability, expense, including Environmental Costs (including, but not limited to, reasonable fees and expenses of outside counsel), cost or damage, but shall not include Consequential Damages.

“Material Adverse Change” means (a) any effect, change, event or development that is a breach of any representation or warranty of Goodyear under this Agreement that results in Losses, individually or in the aggregate with other such breaches, equal to or in excess of Two Million Dollars ($2,000,000), or (b) any effect, change, event or development that is or would reasonably be likely to be materially adverse to the LAT Business and the Sao Paulo Business, taken as a whole, or the results of operations, or financial condition of the LAT Business and the Sao Paulo Business, taken as a whole, provided, however, solely as to subsection (b) above, none of the following, individually or in the aggregate, shall be taken into account in determining if a “Material Adverse Change” has occurred:

i.           (A) any change in the U.S. or global economy generally or the capital, credit or financial markets generally affecting all companies in the same industry, (B) any change in national or international political conditions or any instability caused by acts of terrorism affecting all companies in the same industry, (C) any change in applicable Law or general legal, tax or regulatory requirements affecting all companies in the same industry, or (D) any change required by

GAAP or other international accounting standards affecting all companies in the same industry, except for such changes in (A) through (D) that disproportionately affect the LAT Business or Sao Paolo Business, taken as a whole, as compared to other companies in the same industry; and

ii.           any change caused by the announcement of the transaction; or any effect, change, event or development relating to the announcement or performance of this Agreement or any of the Related Agreements including, in each case, the impact thereof on relationships with customers, suppliers or competitors.

“Material Contracts” has the meaning set forth in Section 5.7(a).

“Molds, Equipment and Parts” has the meaning set forth in Section 2.2(e).

“Newco” has the meaning set forth in Recital D(1).

“Newco Quotas” has the meaning set forth in Recital D(1).

“Neutral Auditor” has the meaning set forth in Section 4.2(c).

“Non-Competition Covenants” means the covenants set forth in Article 8.

“Non-Farm Patent and Know-How License Agreement (Brazil)” has the meaning set forth in Section 12.2(e).

“Non-Farm Supply Agreements” has the meaning set forth in Section 12.2(f).

“Non-Farm Tires” means all tires other than Farm Tires and non-tire products, such as sleeves and retread.

“Non-Transferable Assets” has the meaning set forth in Section 2.4(a).

“Party” means Buyer or Goodyear, and “Parties” means Buyer and Goodyear referred to collectively.

“Payroll Payment” has the meaning set forth in Section 9.2(c).

“Permit” means all governmental approvals, permit filings, concessions, authorizations, franchises, registrations and licenses required to conduct the LAT Business (including the Sao Paulo Business) and own the Business Assets and the quotas of Newco.

“Permitted Reorganization” means an internal reorganization of assets owned by Goodyear Brazil to be effective on the Closing Date to effect the transfer of the Sao Paulo Business, including but not limited to all plant, property, equipment, employees, inventory, permits and intangibles, to Newco.

“Person” means an individual, corporation, limited liability company, partnership, association, estate, trust, unincorporated organization, governmental or quasi-governmental authority or body or other entity or organization.

“Post-Closing Period” means the portion of the Split Tax Period beginning on the day following the Closing Date.

“Pre-Closing Period” means the portion of the Split Tax Period ending on the Closing Date.

“Preliminary Purchase Price” has the meaning set forth in Section 4.1.

“Prepaid Royalty” has the meaning set forth in Section 4.1.

“Proceeding” means an investigation, claim, suit or proceeding by or before any court, arbitrator or Governmental Authority.

“Protocol” has the meaning set forth in Section 7.2.

“Purchase Price” has the meaning set forth in Section 4.1.

“Raw Materials” means all basic materials, excluding Non-Farm Tire finished goods and Works-In-Process, used in the manufacture of Farm Tires and Non-Farm Tires, located in the Sao Paulo Business facility and included in the Contributed Assets, and not provided by Goodyear Brazil in connection with the Aviation Tolling Agreement.

“Real Property” has the meaning set forth in Section 5.15(a).

“Related Agreements” means the related agreements contemplated by this Agreement that are attached to this Agreement as Exhibits or are required by Sections 12.2 and 12.3.

“Required Remedial Measures” has the meaning set forth in Section 10.1(f).

“Resolution Period” has the meaning set forth in Section 4.2(b).

“Restricted Period” has the meaning set forth in Section 8.1(a).

“Retained Liabilities” has the meaning set forth in Section 3.2.

“Retention Agreement” means any agreement between Goodyear and/or any Affiliated Seller with an important or key employee pursuant to which such employee agrees to continue to provide services to Goodyear and/or any Affiliated Seller for a specified period of time that is in addition to any compensation provided to such employee pursuant to any applicable annual salary or bonus program or under any collective bargaining agreement.

“Sao Paulo Business” has the meaning set forth in Recital D(1).

“Sao Paulo Contract” means any Contract primarily used to operate the Sao Paulo Business, including but not limited to supply contracts, vendor contracts and utility provider agreements, but excluding the Excluded Contracts.

“Sao Paulo Employees” has the meaning set forth in Section 9.2(a).

“Sao Paulo Facility” means the tire manufacturing facility located in Belenzinho, Sao Paulo, Brazil at the location specified in Schedule 5.15(a).

“Spin-Off Balance Sheet” means the balance sheet for the Sao Paulo Business that is attached to the protocol and dated the Closing Date.

“Split Tax Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means with respect to any Person, any other Person of which more than 50% of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors (or other Persons performing similar functions) of such other Person is directly or indirectly owned or controlled by such Person.

“Tax” or “Taxes” means any federal, state, municipal, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Tax Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security, social contribution, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Liability Amount” has the meaning set forth in Section 3.2(g).

“Tax Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Tax Credits” has the meaning set forth in Section 2.2(g).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any applicable Governmental Authority responsible for the imposition of Taxes.

“Third Party” means any Person not a signatory to this Agreement.

“Third Party Claim” has the meaning set forth in Section 14.5.

“Threshold” has the meaning set forth in Section 14.3.

“Trademark License Agreements” has the meaning set forth in Recital D(4).

“Transfer Taxes” has the meaning set forth in Section 7.8(b)(i).

“Transferred Assets” has the meaning set forth in Section 2.2.

“Unaudited Financials” has the meaning set forth in Section 5.5.

“Veyance” has the meaning set forth in Section 7.9.

“Works-In-Process” means all in process inventory for Farm Tires and Non-Farm Tires located in the Sao Paulo Business facilities and included in the Contributed Assets.